Exhibit 10.1
28 December 2007
SALTON HOLDINGS LIMITED, SALTON EUROPE LIMITED AND OTHERS
AND
BURDALE FINANCIAL LIMITED
(as an Arranger, Agent and Security Trustee)
SECOND AMENDMENT AND RESTATEMENT AGREEMENT
McDERMOTT WILL & EMERY UK LLP
7 Bishopsgate
London
EC2N 3AR
Tel: 020 7577 6900
Fax: 020 7577 6950

TABLE OF CONTENTS

1.	INTERPRETATION	3

2.	EFFECTIVE DATE	3

3.	REPRESENTATIONS	4

4.	COSTS AND EXPENSES	4

5.	ASSIGNMENTS AND TRANSFERS	4

6.	ASSIGNMENTS AND TRANSFERS BY THE FINANCE PARTIES	4

7.	GUARANTORS	4

8.	COUNTERPARTS AND DELIVERY	4

9.	INCORPORATION BY REFERENCE	5

10.	GOVERNING LAW	5

SCHEDULE 1 THE OBLIGORS		6

SCHEDULE 2 CONDITIONS PRECEDENT FOR 2nd AMENDED AND RESTATED FACILITY AGREEMENT		7

SCHEDULE 3 SECOND AMENDED AND RESTATED FACILITY AGREEMENT		8

EXECUTION PAGES		9

2

THIS AGREEMENT IS DATED 28 DECEMBER 2007 AND MADE BETWEEN:
(1)	SALTON HOLDINGS LIMITED (the “Company”);

(2)	THE AFFILIATES of the Company listed in Schedule 1 as Borrower and Guarantors (together with the Company the “Obligors” and each an “Obligor”); and

(3)	BURDALE FINANCIAL LIMITED (Registered in England and Wales No.2656007) as agent for the Finance Parties (“Agent” and in its capacity as security trustee “Security Trustee”).
RECITALS
(A)	On 23 December 2005 the Company and the other Obligors entered into a facility agreement with Burdale Financial Limited as Agent, Security Trustee and an Original Lender and Wachovia Bank, National Association as an Original Lender which was amended and restated on 10 October 2006 (as amended from time to time, the “Facility Agreement”).

(B)	The purpose of this Agreement is to amend and restate the Facility Agreement.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Unless otherwise defined in this Agreement, terms defined in the Facility Agreement, as amended, have the same meaning in this Agreement.

1.2	Subject to the amendments set out in this Agreement, all the provisions of the Finance Documents shall remain in full force and effect in accordance with their terms and all references in the Facility Agreement and the other Finance Documents (each as amended pursuant to this Agreement) or any derivative terms shall, unless the context otherwise requires, be taken as references to the Facility Agreement as amended pursuant to this Agreement.

2.	EFFECTIVE DATE
2.1	With effect from the date on which the Agent has received all of the documents or other evidence specified in Schedule 2 (Condition Precedent Documents for 2nd Amended and Restated Facility Agreement) of this Agreement in form and substance reasonably satisfactory to it or has waived receipt of any such document or evidence, the Facility Agreement shall be amended and restated so that the Facility Agreement is as set out in Schedule 3 (Amended and Restated Facility Agreement) to this Agreement. The Agent shall promptly notify the Company of the date on which those conditions have been satisfied (the “Effective Date”).

2.2	This Agreement is a Finance Document.

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3.	REPRESENTATIONS

3.1	For the purposes of this Agreement and the Facility Agreement, on the Effective Date, but without prejudice to or derogation from the representations made by the Obligors in respect of the Facility Agreement prior to the Effective Date, the Obligors make the Repeating Representations by reference to the facts and circumstances as at each Effective Date and as if references therein to “Agreement” or “Finance Documents” and any derivative terms were references to (a) the Facility Agreement as the same shall be amended by this Agreement on the Effective Date and, separately, (b) this Agreement.

3.2	The Obligors represent the Repeating Representations on the Effective Date.

4.	COSTS AND EXPENSES

The Company shall, from time to time on demand of the Agent reimburse Finance Parties the amount of all reasonable and proper costs and expenses (including legal expenses) incurred by them in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

5.	ASSIGNMENTS AND TRANSFERS

No Obligor may assign or transfer all or any of its rights, benefits and obligations under this Agreement.

6.	ASSIGNMENTS AND TRANSFERS BY THE FINANCE PARTIES

The Agent may, on behalf of each Finance Party, at any time assign or transfer all or any of its rights, benefits and/or obligations under this Agreement to any person to whom it transfers or assigns its interests under the Facility Agreement.

7.	GUARANTORS

Each Guarantor, by executing this Agreement, acknowledges and agrees to all of the arrangements contemplated by this Agreement and confirms that the guarantee contained within the Facility Agreement remains in full force and effect.

8.	COUNTERPARTS AND DELIVERY

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

4

9.	INCORPORATION BY REFERENCE

The provision of clause 1.3 (Third Party Rights) and clause 35 (Enforcement) shall apply to this Agreement as if set out in full herein and references to the Facility Agreement were references to this Agreement.

10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.
IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed on the date written at the beginning of this Agreement.

5

EXECUTION PAGES

THE COMPANY

SIGNED for and on behalf of	)
SALTON HOLDINGS LIMITED	)	/s/ Chris Berry
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

THE ORIGINAL BORROWERS

SIGNED for and on behalf of	)
SALTON HOLDINGS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
SALTON EUROPE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

6

THE ORIGINAL GUARANTORS

SIGNED for and on behalf of	)
SALTON HOLDINGS LIMITED	)	/s/ Chris Berry
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
SALTON EUROPE LIMITED	)	/s/ Chris Berry
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)		/s/ Andrew Streets
Attention: The Company Secretary	)

SIGNED for and on behalf of	)
PIFCO LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
HEADSTART LIMITED	)	/s/ Chris Berry
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
OPTEC ELEMENTS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
MOUNTAIN BREEZE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
BEST PRODUCTS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

7

SIGNED for and on behalf of	)
RUSSELL HOBBS TOWER LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
HI-TECH INDUSTRIES LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
D.H. HADEN LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
CARMEN LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
PIFCO DISTRIBUTION LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
HI-TECH BATTERIES LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

SIGNED for and on behalf of	)
ESALTONEUROPE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	/s/ Chris Berry
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	/s/ Andrew Streets

8

THE AGENT FOR ITSELF AS AGENT, SECURITY TRUSTEE AND ORIGINAL LENDER, AND AS AGENT ON BEHALF OF THE FINANCE PARTIES

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)	/s/ Steven Osborne
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)		/s/ Robin Aldridge
Attention: Mr N Clark, Finance Director	)

9

SCHEDULE 1
THE OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
SALTON HOLDINGS LIMITED	00114036
SALTON EUROPE LIMITED	00073700

Name of Original Guarantor	Registration number
(or equivalent, if any)
SALTON HOLDINGS LIMITED	000114036
SALTON EUROPE LIMITED	00073700
PIFCO LIMITED	01713199
HEADSTART LIMITED	01753485
OPTEC ELEMENTS LIMITED	02920706
MOUNTAIN BREEZE LIMITED	00539169
BEST PRODUCTS LIMITED	00316436
RUSSELL HOBBS TOWER LIMITED	00765557
HI-TECH INDUSTRIES LIMITED	01749436
D.H. HADEN LIMITED	00617666
CARMEN LIMITED	00834782
PIFCO DISTRIBUTION LIMITED	00194751
HI-TECH BATTERIES LIMITED	02199387
ESALTONEUROPE LIMITED	01936735

10

SCHEDULE 2
CONDITIONS PRECEDENT FOR 2nd AMENDED AND RESTATED FACILITY AGREEMENT
1.	A certified copy of the constitutional documents of each Obligor.

2.	A certified copy of a resolution of the board of directors of each Obligor approving the execution of this Amendment and Restatement Agreement and the taking of any action required or permitted pursuant thereto.

3.	A specimen of the signature of each person authorised to give notices on behalf of each Obligor.

4.	A certificate of each Obligor (signed by a director) confirming that the execution and performance of this Agreement does not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

5.	Satisfactory company searches against each Obligor showing no charges registered against any Obligor other than pursuant to the Finance Documents.

6.	Satisfactory results of telephone searches at the Central Registry for each Obligor confirming that no winding-up or other administrative action has been commenced against any Obligor.

7.	A copy of the Group Structure Chart as at the Effective Date certified by a director of the Company.

8.	Evidence that the merger set out in the merger agreement dated as of 1 October 2007 between Salton Inc. SPF Merger Sub and APN Holding Co Inc. has been consummated.

9.	Executed copy of the Replacement Fee Letter.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

11

SCHEDULE 3
SECOND AMENDED AND RESTATED FACILITY AGREEMENT

12

£40,000,000
AMENDED AND RESTATED FACILITY AGREEMENT as at            December 2007
amending a Facility Agreement originally dated 23 December 2005 for
(1) SALTON HOLDINGS LIMITED
(2) SALTON EUROPE LIMITED
Provided by
(3) THE LENDERS LISTED HEREIN AND
(4) BURDALE FINANCIAL LIMITED AS AGENT AND
(5) BURDALE FINANCIAL LIMITED AS SECURITY TRUSTEE
McDERMOTT WILL & EMERY UK LLP
7 Bishopsgate
London
EC2N 3AR
Tel: 020 7577 6900
Fax: 020 7577 6950

i

ii

THIS AGREEMENT is dated 23 December 2005 as amended and restated on 10 October 2006 and 28 December 2007 and made between:
(1)	SALTON HOLDINGS LIMITED (the “Company”);

(2)	SALTON EUROPE LIMITED (“SEL”);

(3)	THE AFFILIATES of the Company listed in Part I of Schedule 1 as original borrowers (together with the Company the “Original Borrowers”, and each an “Original Borrower”);

(4)	THE AFFILIATES of the Company listed in Part II of Schedule 1 as original guarantors (together with the Company the “Original Guarantors”, and each an “Original Guarantor”);

(5)	THE FINANCIAL INSTITUTIONS listed under the heading “Original Lenders” on the execution pages of this Agreement (the “Original Lenders”); and

(6)	BURDALE FINANCIAL LIMITED (Registered in England and Wales No 2656007) (together with its successors and assigns) in its capacity as agent (the “Agent”) and in its capacity as the security trustee (“Security Trustee”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“AMAP” means Amalgamated Appliances Pty Limited.

“AMAP Disposal Proceeds” means amounts received by the Company in respect of the sale of the entire issued share capital of AMAP that are to be distributed in the manner as shall be agreed between the Company and their tax advisors.

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Actual Date of Payment” means in relation to a Purchased Receivable, the date on which full payment in respect of that Purchased Receivable is made into a Blocked Account by the relevant account debtor or the relevant Borrower.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrowers).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24.4 (Additional Guarantors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amazon Terms” means the trading terms entered into by SEL with Amazon.co.uk Ltd (having its principal place of business at Patriot Court 1-9 The Grove, Slough, Berkshire SL1 1QP) from time to time.

“Amendment Fee” has the meaning set out in Clause 13.5 (Amendment Fee).

“Appraisal” means the method agreed between the Company and the Agent for the Assessment of Stock.

“Argos Terms” means the trading terms entered into by SEL with Argos Limited (having its principal place of business at Avebury, 489 — 499 Avebury Boulevard, Saxon Gate West, Central Milton Keynes, MK9 2NW) from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Headroom” means, at any relevant time:
(a)	the Total Availability;
LESS
(b)	the amounts outstanding in respect of the Revolving Credit Facility and the Receivables Finance Facility.
“Availability Limit” means each of the limits on the utilisation of the Facilities established or referred to in Clause 6 (Restrictions applicable to Individual Facilities).

“Availability Period” means:
(a)	in relation to the IP Loan, the period from and including the date of this Agreement to and including the date falling five Business Days after such date;

(b)	in relation to the Revolving Credit Facility and the Receivables Finance Facility, the period from and including the date of this Agreement to and including the date falling five Business Days prior to the Final Repayment Date or (in each case) such later date as the Lenders may allow; and

(c)	in relation to the Second Drawing of the Property Loan, the period from and including the Effective Date of the Second Amendment and Restatement Agreement to and including 30 days after such date.
“Bank of Ireland Base Rate” means the base rate of the Bank of Ireland from time to time.

“Beaumark Contract” means the terms of trade entered into between SEL and Beaumark Limited (having its principal place of business at L1 Ballymount Drive, Walkinstown, Dublin 12 Ireland) from time to time.

“BDC Contract” means the terms of trade entered into between SEL and BRIDISCO Limited (having its principal place of business at of Devonshire House, 550 White Hart Lane, London N17 7RQ) from time to time.

“Blocked Accounts” has the meaning given to it in the Debenture.

“Borrower” means an Original Borrower or an Additional Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in any country in which a transfer or payment of funds is required to be made on that day.

“Cash Request” means a request in the form set out in Part II of Schedule 4 (Forms of Request).

“Charged Accounts” means the Blocked Accounts and the Other Accounts.

“Commitment” means:
(a)	in relation to an Original Lender, the amount stated as such in relation to that Original Lender on the execution pages of this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement, provided however, that for so long as Wachovia Bank, National Association is a Lender, Burdale Financial Limited undertake that its percentage of such Commitments shall at all times be equal to or greater than the Commitment of Wachovia Bank, National Association.
“Constitutional Documents” means the certificate of incorporation, memorandum of association and articles of association of each Obligor (or if not a company incorporated in England and Wales the equivalent thereof in its jurisdiction of incorporation).

“Control” means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

(iii)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(b)	the holding beneficially of more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
“Core Brands” means the following trademarks:
(i)	Carmen,

(ii)	Haden; and

(iii)	Russell Hobbs
including in each case, without limitation, all other indicia associated with these brands and all rights in relation to any of the foregoing from time to time (whether registered or unregistered including applications of any of them and the rights to apply for them) in any part of the world.

“Debenture” means the first-ranking debenture executed or to be executed by the Obligors in favour of the Agent in its capacity as Security Trustee.

“Deed of Accession” has the meaning given to it in the Debenture.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dilution Rate” means the monthly value of credit notes (including journal entries) issued or made by a Borrower as a percentage of the monthly value of sales of such Borrower.

“Documents” means (i) in the case of a trade or commercial L/C issued in connection with the purchase of any Goods, any and all documents which represent or relate to those Goods and/or the possession of and/or ownership of and/or insurance of and/or warehousing of and/or any other dealing in or with those Goods and (ii) in the case of a standby L/C issued in order to secure the performance of an obligation or any liability arising in respect of a breach of an obligation, a demand and any other document required under such L/C to be presented by the beneficiary of such L/C.

“Dormant Subsidiary” means each of the following:
(i)	Pifco Limited (CRN:01713199);

(ii)	Headstart Limited (CRN: 01753485);

(iii)	Optec Elements Limited (CRN: 02920706);

(iv)	Mountain Breeze Limited (CRN:00539169);

(v)	Best Products Limited (CRN:00316436);

(vi)	Russell Hobbs Tower Limited (CRN:00765557);

(vii)	Hi-Tech Industries Limited (CRN:01749436);

(viii)	D.H. Haden Limited (CRN:00617666);

(ix)	Carmen Limited (CRN:00834782);

(x)	Pifco Distribution Limited (CRN:00194751);

(xi)	Hi-Tech Batteries Limited (CRN:02199387); and

(xii)	EsaltonEurope Limited (CRN:01936735).
“Effective Date” has the meaning given to it in the Second Amendment and Restatement Agreement.

“Eligible Receivables” has the meaning given to it in Schedule 3 Part I (Reporting and Financial Undertakings).

“Eligible Stock” has the meaning given to it in Schedule 3 Part I (Reporting and Financial Undertakings).

“Environmental Reports” means the reports prepared by Environmental Resources Management in form and substance satisfactory to the Agent.

“European Subsidiaries” means each of (i) Salton Deutschland GmBH, (ii) Salton Productos Espana S.A., (iii) Salton France S.A. and (iv) Salton Italia S.r.l.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“European Sales Entity” means any European Subsidiary.

“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Agent may select for the purpose, at or around 11 am on the date on which any conversion of or calculation in any currency is to be made under this Agreement.

“Existing Indebtedness” means amounts owing to HSBC Invoice Finance and HSBC Bank plc pursuant to a facility letter dated 22 July 2004.

“Existing Inter-Company Loans” means the Salton Deutschland Loan, the Salton France Loan, the Salton Espana Loan and the Salton Italia Loan as each is adjusted in any financial year provided however, that the maximum total amount outstanding under all Existing Inter-Company Loans shall not exceed £18,800,000 at the date of this Agreement.

“Expiry Date” means, in relation to an L/C, the last day of its Term.

“Facility” means the Property Loan Facility, the IP Loan Facility, the Receivables Finance Facility and the Revolving Credit Facility.

“Facility Limit” means £40,000,000.

“Final Repayment Date” means the date falling 60 months after the Effective Date of of the Second Amendment and Restatement Agreement.

“Finance Document” means this Agreement, any Replacement Fee Letter, the Security Documents, any Accession Letter, any Utilisation Request, the Hong Kong Waiver and Amendment Letter and any other document designated as a “Finance Document” in writing by the Agent and the Company.

“Finance Party” means the Agent, the Lenders and the Security Trustee.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Forex Exposure” means, in relation to any unmatured Forex Transaction, the Forex Percentage of such transaction.

“Forex Limit” means £2,000,000 (or such higher limit as the Lenders may from time to time agree).

“Forex Percentage” means (i) 10 per cent. in relation to euros and US dollars and (ii) 20 per cent. in relation to any other currency or (in each case) such higher percentage as the Agent may determine having regard to the nature of the currencies involved in any Forex Transaction.

“Forex Request” means a request in the form set out in Part IV of Schedule 4 (Forms of Request).

“Forex Transaction” means a foreign exchange transaction entered into as a result of a Utilisation of the Revolving Credit Facility.

“GAAP” means generally accepted accounting principles policies, standards and practices in the United Kingdom or other country of incorporation where applicable at the date of this Agreement and approved or adopted by the Accounting Standards Board.

“Goods” means all Stock, produce, inventory and/or other goods and in respect of which an L/C has been issued.

“Group” means the Company and its Subsidiaries as at the date of this Agreement (which for the avoidance of doubt shall include the European Subsidiaries and The Dormant Subsidiaries).

“Group Structure Chart” means the group structure chart prepared by the Company and provided to the Agent in the agreed form detailing the group structure for the Ultimate Parent and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hardman Contract” means the terms of trade entered into between SEL and Hardman Isherwood Limited (having its principal place of business at Express Way, Whitwood, Nr Wakefield, West Yorkshire WF10 5QJ) from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong Waiver and Amendment Letter” means the letter dated on or about the date hereof between Salton Hong Kong Limited, SEL and Burdale Financial Limited as Agent.

“IP Loan” means a loan made in respect of the IP Loan Facility.

“IP Loan Facility” has the meaning given to it in Clause 2.1(d).

“IP Loan Facility Limit” shall be the maximum amount made available in Clause 2.1(d).

“IP Valuation” means a valuation of the Mortgaged IP, prepared by valuers and on a basis acceptable to the Agent.

“L/C” means a letter of credit, performance bond, guarantee or similar assurance which is from time to time either (i) opened or issued by the Agent or a Lender for the account of a Borrower or (ii) with respect to which the Agent or a Lender has agreed to indemnify the issuer or to guarantee the obligations of a Borrower to such issuer.

“L/C Exposure” means:
(a)	in relation to an L/C opened and in issue for the purpose of purchasing Eligible Stock, the face amount of such L/C less the aggregate of (i) the relevant Stock Percentage of the cost of such Eligible Stock covered by that L/C and (ii) all freight, taxes, duties and other amounts estimated by the Agent to be payable in order to ensure the delivery of such Eligible Stock to the premises of the relevant Borrower or its nominee in the United Kingdom; and

(b)	in relation to any other L/C, the face amount of such L/C in issue and other commitments assumed by the Agent or a Lender with respect thereto (other than in relation to the BACS Indemnity up to an amount of £400,000 where, provided there is no Default which is continuing, such Exposure shall not be treated as LC Exposure).
“L/C Limit” means £2,000,000 (or such higher limit as the Lenders may from time to time agree).

“L/C Request” means a request in the form set out in Part III of Schedule 4 (Forms of Request).

“Lender” means:
(a)	any Original Lender; and

(b)	any person who has become a Party to this Agreement in accordance with Clause 23 (Changes to the Lenders)
which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“Loan” means an outstanding loan (including any Property Loan, IP Loan, Receivables Loan or Revolving Loan) made in respect of any of the Facilities (whether made pursuant to the terms of any Utilisation Request or deemed to be made pursuant to Clause 6.6 (Deemed Utilisations).

“Majority Lenders” means:
(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 per cent of the Total Commitments immediately prior to the reduction);

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 per cent of all the Loans then outstanding; or

(c)	notwithstanding anything to the contrary contained herein, in the event that there are only two (2) Lenders, then “Majority Lenders” shall mean both of such Lenders and if there are more than two (2) Lenders but one (1) Lender has more than sixty six and two thirds (66 2/3%) per cent of the aggregate of the Commitments of the Lenders then “Majority Lenders” shall mean such Lender and one other Lender.
“Mandatory Cost” means the cost (calculated as a percentage rate per annum) of the London branch of any bank from which the Lenders obtain funding for their provision of the Facilities, or the direct cost to the Lenders, of complying with the requirements of the Bank of England and/or the Financial Services Authority and/or any other applicable regulatory authority in the UK in respect of monetary control, liquidity or otherwise.

“Margin” has the meaning set out in the Replacement Fee Letter.

“Marketing Re-Charge” means payments in any financial year by the Company to the Ultimate Parent in an aggregate amount not exceeding £700,000 in respect of marketing support.

“Market Value” has the meaning given to the term “market value” in the RICS red book from time to time (which includes a reasonable marketing period).

“Material Adverse Effect” means an effect which (in the reasonable opinion of the Majority Lenders) results in or is likely to result in a material adverse change in (i) the ability of any Obligor to perform any of its respective financial obligations under any of the Finance Documents; or (ii) in the legality, validity, priority or enforceability of any obligations or security created by or arising under any Finance Document.

“Maturity Date” means, in relation to a Receivable, the Business Day which is, or immediately succeeds, the date which is the earlier of (i) 60 days after the contractual due date for payment in respect of such Receivable and 90 days after the date of the invoice in respect of such Receivables, (ii) 60 days after the contractual due date for payment in respect of such Receivable if such Receivable arises under the BDC Contract, the Hardman Contract or the Powerforce Contract or 120 days after the date of the invoice in respect of such Receivable if such Receivable arises under the BDC Contract, the Hardman Contract or the Powerforce Contract and (iii) 60 days after the contractual due date for payment in respect of such Receivable if such Receivable arises under the Beaumark Contract or 150 days after the date of the invoice in respect of such Receivable if such Receivable arises under the Beaumark Contract.

“Mortgaged IP” means any intellectual property which is from time to time charged in favour of the Finance Parties by way of first fixed charge pursuant to any of the Security Documents.

“Mortgaged Property” means any real property which is from time to time charged in favour of the Finance Parties by way of first legal mortgage.

“Net Stock Value” means the net value of Eligible Stock as determined by the relevant Obligor in accordance with its customary practices and procedures (as disclosed to the Agent prior to the date of this Agreement and as may be varied from time to time with the Agent’s prior written consent).

“Obligor” means a Borrower or a Guarantor.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Other Accounts” has the meaning given to it in the Debenture.

“Outstanding Purchase Price” means the aggregate amount from time to time outstanding in respect of the Purchase Prices paid or deemed to be paid by the Lenders under this Agreement.

“Overage Agreement” means each of:
(a)	the overage agreement dated 31 January 2007 between Clearwater Properties (Cannock) Limited and D.H. Haden Limited in relation to certain property in Burntwood, Staffordshire; and

(b)	the overage agreement between Salton Europe Limited and Mercian Developments Limited in relation to certain property in Womborne, Staffordshire which is uncompleted as at the date of the Second Amendment and Restatement Agreement.
“Overall Group” means the Ultimate Parent and its Subsidiaries.

“Party” means a party to this Agreement.

“Permitted Currency” means Sterling, US $ and Euro.

“Permitted Disposals” means:
(i)	the Wombourne Disposal;

(ii)	disposal of the lighting and general batteries business carried on under the Pifco Trademark; and

(iii)	licencing or sub-licencing of any trademarks for Obligors for trademarks that do not relate to the Core Brands.
“Permitted Security Interest” means:
(a)	any Security Interest granted in favour of the Agent; and

(b)	any Security Interest which arises by operation of law in the ordinary course of business.
“Personal Care Inventory” means the inventory described as such in the Company’s business practice as at 28 September 2006.

“Powerforce Contract” means the terms of trade entered into between SEL and Powerforce Distribution Limited (having its principal place of business at Bute Street, Fenton, Stoke on Trent, Staffs ST4 3PR) from time to time.

“Property Loan Facility” has the meaning given to it in Clause 2.1(c).

“Property Loan Facility Limit” shall be the maximum amount made available in Clause 2.1(c).

“Property Valuation” means a valuation of the Mortgaged Property carried out by a valuer appointed or approved by the Agent on the basis of Market Value.

“Purchase Commission” means the purchase commission payable pursuant to Clause 12.1 (Calculation of Interest and Purchase Commission).

“Purchase Percentage” means:
(a)	in relation to an Eligible Receivable which is owing by an account debtor established and carrying on business in the United Kingdom 85 per cent; and

(b)	in relation to an Eligible Receivable which is owing by an account debtor and which is credit insured under arrangements or which are otherwise acceptable to the Agent in its complete discretion 85 per cent;
“Purchase Price” means, in respect of an Eligible Receivable, the amount produced by (i) deducting from the face amount of such Eligible Receivable the maximum discounts, credits and allowances of any nature which may be taken by or granted to such account debtor or any other person in connection with such Eligible Receivable and (ii) multiplying the resultant balance by the Purchase Percentage.

“Purchase Request” means a request in the form of Part I of Schedule 4 (Forms of Request).

“Purchased Receivable” means a Receivable purchased by the Agent under this Agreement.

“Qualifying Lender” means a bank or financial institution which is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and which is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988 (“ICTA”)) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of ICTA; or

(iii)	a Treaty Lender.
“Quarantine Report” means a report produced by the Company on Goods which have been put into quarantine by the Company and have remained in quarantine for a period of more than 15 Business Days.

“Receivable” means any debt owing to a Borrower, together with all connected rights, claims, deposits and payments.

“Receivables Finance Facility” means the receivables finance facility made available under this Agreement as described in Clause 2.1(a).

“Receivables Loan” means a loan made in respect of the Receivables Finance Facility.

“Receivables Limit” means £30,000,000.

“Repeating Representations” has the meaning set out in Clause 19.15 (Repetition).

“Replacement Fee Letter” means any letter or letters dated on or about the date of the Second Amendment and Restatement Agreement between the Agent and the Company (or the Security Trustee and the Company) setting out any of the fees referred to in Clause 13 (Fees).

“Reserves” means reserves from time to time established by the Agent and notified by the Agent to the Borrower to reflect (i) the full amount of any liabilities or amounts which may (by virtue of any Security Interest granted to any person other than the Agent, the provisions of the Enterprise Act 2002, any other statutory provision or otherwise) rank equally with or in priority to the Security Interests granted to the Agent under the Finance Documents other than for any holiday pay and accrued unpaid pension deductions where such Reserve shall only be made for amounts in excess of £100,000 in total or to reflect any amounts secured by the Security Interests intended to be created pursuant to the Finance Documents and which may be unavailable to the Agent in the event of an insolvency, (ii) the amounts believed by the Agent (acting reasonably) to be necessary to provide for possible inaccuracies in any report or in any information provided to the Agent in connection with this Agreement, (iii) the amounts believed by the Agent to represent three months of all third party warehouse costs in relation to warehouses where Eligible Stock is for the time being stored and similar liabilities and (iv) any Reserve arising by virtue of the operation of Clause 7.3(d) (Order of Application).

“Review Period” means:
(a)	each period (i) beginning on the date of this Agreement and (ii) ending on the last day of each fiscal month during the Company’s present financial year; and

(b)	each twelve month period ending on the last day of each subsequent fiscal month.
“Revolving Credit Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1(b).

“Revolving Credit Limit” means £30,000,000.

“Revolving Loan” means a Loan made in respect of the Revolving Credit Facility.

“Salton Deutschland Loan” means a £6,500,000 loan made by SEL to Salton Deutschland GmBH.

“Salton Espana Loan” means a £4,700,000 loan made by SEL to Salton Productos Espana S.A.

“Salton France Loan” means a £4,250,000 loan made by SEL to Salton France S.A.

“Salton Italia Loan” made by £3,400,000 loan made by SEL to Salton Italia s.r.l.

“Second Amendment and Restatement Agreement” means the second amendment and restatement agreement dated [ ] December 2007 between the Obligors and the Agent amending and restating this Agreement.

“Second Drawing of the Property Loan” means the additional Utilisation of the Property Loan Facility in accordance with Clause 5.5 (Second Drawing of the Property Loan).

“Security Documents” includes (i) the Debenture, and (ii) any other document from time to time executed by any person by way of security for the obligations of any Obligor pursuant to this Agreement.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect.

“Security Trustee” means the Agent acting in its capacity as a security trustee pursuant to the Security Documents.

“SEL” means Salton Europe Limited a company incorporated in England and Wales and Company Registration Number 00073700.

“Sterling” means the currency for the time being of the United Kingdom.

“Sterling Equivalent” means, in relation to any amount outstanding denominated or expressed in a currency other than Sterling, the amount in Sterling which can be purchased with such amount at the Exchange Rate on any relevant day.

“Stock” means each Borrower’s stock and inventory at any time.

“Stock Limit” means £30,000,000.

“Stock Percentage” means with respect to Stock which constitutes finished goods constituting:
(i)	Personal Care Inventory, 41%;

(ii)	goods in transit within the definition set out in paragraph (j)(ii) of “Eligible Stock” in Schedule 3 (Reporting and Financial Undertakings), 70%; and

(iii)	all other finished goods landed in the UK (excluding Personal Care Inventory), 67%.

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985.

“System” means the electronic information system operated by the Agent and known as Comala.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Agent under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Term” means each period determined under this Agreement for which the Agent or a Lender is under a liability under or with respect to an L/C,

“Term Loan” means any IP Loan and any Property Loan.

“Term Loan Request” means a request in the form set out in Part V of Schedule 4 (Forms of Request).

“Total Availability” means at any relevant time, (i) the Total Receivables Availability; PLUS (ii) the Total Stock Availability LESS (iii) the amount of the Reserves.

“Total Commitments” means the aggregate of the Commitments of all of the Lenders.

“Total Receivables Availability” means at any time the aggregate of the Purchase Prices of all of the Eligible Receivables.

“Total Stock Availability” means at any time, the Stock Percentage of the Net Stock Value of Eligible Stock at such time.

“Trading Cashflow” means in relation to any Review Period or any other period, the consolidated profit before tax on ordinary activities of the Company and its Subsidiaries for that period:
(c)	adding back any depreciation or amortisation;

(d)	deducting any unrealised currency gains;

(e)	excluding any extraordinary or exceptional profits;

(f)	deducting any capital expenditure; and

(g)	making such other adjustments as the Agent may from time to time reasonably require or approve in writing.

“Treaty Lender” means a Lender which:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any part of the Facility is effectively connected
“Treaty State” means a jurisdiction having a double taxation on agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Ultimate Parent” means Salton Inc, a corporation incorporated in the State of Delaware.

“Ultimate Parent Change of Control” means the Ultimate Parent ceasing to Control the Company by virtue of a sale to a third party that is not a part of the Overall Group at the date of this Agreement;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“UK Change of Control” means a change in the Control of the Company as such is existing at the date of this Agreement;

“US Debt Documents” means:
(i)	the Amended and Restated Credit Agreement dated as of May 9, 2003 and amended and restated as of June 15, 2004, as further amended (the “First Lien Credit Agreement”), among the financial institutions named therein the (“First Lien Lenders”, Wells Fargo Foothill, Inc., as administrative agent and collateral agent (the “First Lien Agent”), Silver Point Finance, LLC, as the co-agent, syndication agent, documentation agent (the “First Lien Co-Agent”), arranger and book runner, Salton Inc, each of its subsidiaries that are signatories thereto as the borrowers and each of its other subsidiaries that are signatories thereto as guarantors;

(ii)	the Credit Agreement dated as of August 26, 2005, as amended, among the financial institutions named therein, as the lenders, The Bank of New York, as the agent, Salton Inc., each of its subsidiaries that are signatories thereto, as the borrowers, and each of its other subsidiaries that are signatories thereto, as guarantors;

(iii)	the Indenture, dated as of December 16, 1998, as supplemented, among Salton Inc., the guarantors (as defined therein) and SunTrust Bank, as successor in interest to Norwest Bank Minnesota National Association, as Trustee;

(iv)	the Indenture dated as of April 23, 2001, as supplemented, among Salton Inc, the Guarantors (as defined therein) and SunTrust Bank, as successor in interest to Wells Fargo Bank Minnesota N.A., as Trustee;

(v)	the Waiver and Consent Under Amended and Restated Credit Agreement dated on or about the date hereof , among the First Lien Lenders, the First Lien Agent, the First Lien Co-Agent, Salton Inc., each of its subsidiaries that are signatories thereto as the borrowers and each of its other subsidiaries that are signatories thereto as guarantors, relating to the Facility Agreement; and

(vi)	the Notice to the Second Lien Agent dated on or about the date hereof , relating to the Facility Agreement executed by the Company, the First Lien Agent and the First Lien Co-Agent.
“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” includes (as the context may require) a Purchase Request, a Cash Request, an L/C Request, a Forex Request and a Term Loan Request.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Wombourne Disposal” means the sale by SEL of the freehold land described as “Land and buildings on the east side of Heath Mill Road, Wombourne” with title number SF327891.

“Wombourne Sale and Leaseback” means the sale and leaseback transaction entered into between Matrix Properties (I) Limited , Matrix Properties (II) Limited and SEL dated 31st January 2005 in relation to the leasehold property with title number SF497550 and described as “Land on the east side of Heath Mill Road, Wombourne”.

“Year 1 Additional Inter Company Loans” means in the first twelve months from the date of this Agreement the maximum amount of Euro 5,200,000.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Lender or to any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	a document being “in the agreed form” means that document which has endorsed on it the words “in the agreed form” and which is initialled by or on behalf of the Agent and the Company;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month but (i) if such numerically corresponding day is not a Business Day, then such period shall end on the preceding Business Day and (ii) if there is no numerically corresponding day, then such period shall end on the last Business Day in that month;

(ix)	the singular includes the plural and vice versa;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Currency Equivalents

Where there is a reference in this Agreement to any amount, limit or threshold expressed in a currency other than Sterling, in ascertaining whether or not that amount, limit or threshold has been attained, exceeded or achieved, an amount denominated in a currency other than Sterling shall be taken into account at its Sterling Equivalent.

1.5	Intra-Group Arrangements

Where, under the terms of this Agreement, any amount owing to a Finance Party by one Obligor is in fact paid or repaid (wholly or in part) out of amounts which constitute the property of another Obligor, then (i) the first Obligor shall thereby become indebted to the second Obligor in an amount equal to the amount so paid or repaid and (ii) the amount so owing shall, as between those Obligors, be repayable on demand (but without prejudice to any provision of this Agreement which prohibits such repayments).

1.6	Cross-Collateral

Each Obligor acknowledges that:
(a)	the obligations of each Obligor are cross-collateralised to the extent stated in the Finance Documents; and

(b)	in consequence, moneys and assets owned by that Obligor may be applied in or towards the discharge of moneys owing under the Finance Documents by another Obligor.
2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, and during the Availability Period, the Lenders make available:
(a)	to the Borrowers, a Permitted Currency receivables finance facility (the “Receivables Finance Facility”) up to the Receivables Limit pursuant to which the Agent on behalf of the Lenders will from time to time during the Availability Period purchase Receivables from the Borrowers;

(b)	to the Borrowers, a Permitted Currency revolving credit facility (the “Revolving Credit Facility”) up to the Revolving Credit Limit pursuant to which the Lenders will from time to time (i) make Revolving Loans to the Borrowers, (ii) issue or procure the issue of L/Cs for the account of the Borrowers and (iii) buy or sell foreign currencies (acceptable to the Lenders) spot and/or forward for delivery at a future date on behalf of the Borrowers;

(c)	to the Borrowers, a Property Loan denominated in Sterling of up to the lesser of (x) 85 per cent of the Property Valuation delivered to the Agent prior to the date of the Second Amendment and Restatement Agreement and (y) £3,500,000 (the “Property Loan Facility”); and

(d)	to the Borrowers, a single IP Loan denominated in Sterling of up to £5,845,000 (the “IP Loan Facility”).
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed or raised by it in respect of the Facilities:
(a)	to refinance the Existing Indebtedness; and

(b)	for its general corporate and working capital purposes.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. A contravention of Clause 3.1 shall not affect the obligations of the Obligors under the Finance Documents.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver the initial Utilisation Request in respect of any Facility unless the Agent has received all of the documents and other evidence listed in Schedule 2 Part I (Initial Conditions precedent) in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with the terms of a Utilisation Request if on the date on which it is given and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the representations and warranties set out in Clause 19 (Representations and Warranties) are true in all material respects with reference to the facts and circumstances then subsisting.
4.3	Conditions for Requesting Utilisations Relating to Stock located in European Jurisdictions

No Borrower may deliver a Utilisation Request for Loans to be made in relation to Stock located in any European jurisdiction unless the Agent has received all of the documents and other evidence for the relevant European Sales Entity incorporated in such European Jurisdiction listed at Schedule 2 Part II (Additional Conditions Precedent for Lending in Relation to Stock in European Jurisdictions). For the avoidance of doubt the provisions of this Clause 4.3 shall not apply to Stock that is in transit to an Obligor and where the conditions of paragraph 12 sub-paragraph (k) of the definition of Eligible Stock set out in Schedule 3 have been complied with.

5.	UTILISATION

5.1	Delivery of a Utilisation Request
(a)	A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request with respect to the relevant Facility not later than 11.00 a.m. on the Business Day preceding the proposed Utilisation Date. The relevant Borrower will deliver the form of Utilisation Request appropriate to the desired form of Utilisation.

(b)	If the Company delivers a Utilisation Request via the System then any such request for a cash advance through the System shall be deemed to be a Cash Request and each Borrower making such a Utilisation Request shall be deemed to have given the confirmation in the final paragraph of the form of Cash Request set out in Part II of Schedule 4 (Forms of Request).
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility in question;

(ii)	the Utilisation Request complies with the terms of Clause 6 (Restrictions Applicable to Individual Facilities) and with all other relevant provisions of this Agreement; and

(iii)	the Utilisation Request is expressed in a Permitted Currency and it otherwise complies with (and contains the information and enclosures required by) the applicable form of Utilisation Request.
(b)	Only one Utilisation may be requested in each Utilisation Request.
5.3	Lender’s Participation

If the conditions set out in this Agreement have been met, then:
(a)	the Agent will promptly notify each Lender of any proposed Utilisation and of that Lender’s participation in it;

(b)	each Lender shall make its participation in each Loan or other Utilisation available to the Borrower on the proposed Utilisation Date in accordance with the terms of this Agreement;

(c)	the amount of each Lender’s participation in each Loan or other Utilisation will be the proportion which its Commitment bears to the Total Commitments immediately prior to the making of the Loan or Utilisation (as the case may be).
5.4	Reutilisation

Subject to the terms of this Agreement, the Revolving Credit Facility is of a revolving nature and amounts recovered or repaid in respect of the Revolving Credit Facility may accordingly be redrawn. For this purpose, amounts received in respect of the Revolving Credit Facility will be applied in reduction of the relevant Obligor’s liabilities on the Business Day of actual receipt by the Agent.

5.5	Second Drawing of the Property Loan

Subject to the terms of this Agreement, during the Availability Period for the Property Loan the Company may submit a Utilisation Request for an additional tranche of the Property Loan. When the additional tranche of the Property Loan has been drawn the two tranches of Property Loan shall be treated as if they form one single Property Loan. That Property Loan is a Term Loan and all the other provisions of this Agreement shall apply to that Property Loan.

6.	RESTRICTIONS APPLICABLE TO INDIVIDUAL FACILITIES

6.1	Property Loan Facility/IP Loan Facility

The Property Loan Facility and the IP Loan Facility must each be drawn down in full in one amount before the end of the applicable Availability Period. The amount which may be drawn down in respect of the Property Loan Facility and the IP Loan Facility may not exceed the limits established pursuant to Clauses 2.1(c) and (d) (The Facilities).

6.2	Overall Facility Limit

The aggregate amount of (i) the Outstanding Purchase Price, (ii) all Revolving Loans, (iii) all L/C Exposures, (iv) all Forex Exposures, (v) the Property Loan and (vi) the IP Loan shall not at any time exceed the Facility Limit.

6.3	Specific Facility Limits
(a)	The aggregate amount of (i) the Outstanding Purchase Price, (ii) all Revolving Loans, (iii) all L/C Exposures and (iv) all Forex Exposures shall not at any time exceed the Total Availability.

(b)	The aggregate amount of (i) all Revolving Loans, (ii) all L/C Exposures and (iii) all Forex Exposures shall not at any time exceed the Revolving Credit Limit.

(c)	The Outstanding Purchase Price shall not at any time exceed the Receivables Limit.

(d)	The aggregate amount of outstanding Revolving Loans shall not at any time exceed the Revolving Credit Limit.

(e)	The aggregate amount of all L/C Exposures shall not at any time exceed the L/C Limit.

(f)	The aggregate amount of all Forex Exposures shall not at any time exceed the Forex Limit.

6.4	Adjustments

The Agent may (after consultation with the Company and acting reasonably) from time to time:
(a)	reduce the Purchase Price to reflect the fact that the Dilution Rate (taking into consideration any adjustments in relation to co-op advertising or rebates) has increased to more than 5%;

(b)	reduce the Total Stock Availability (or any component of it) to reflect (i) any reduction in the rate of turnover, quality, liquidation value or other matter affecting patterns of sale or (ii) any reduction in any applicable Availability Limit pursuant to any provision of this Agreement;

(c)	allocate the Reserves among the Borrowers in such proportions as the Agent may deem appropriate save that in the case of Borrowers incorporated in the United Kingdom the Agent shall allocate Reserves to SEL; and

(d)	establish, in relation to each Borrower, such sub-limits with respect to the Utilisation of the Facilities (whether by reference to the Total Availability attributable to the assets of particular Borrowers or otherwise) as the Agent may deem appropriate.
6.5	Prohibition on Utilisations

No Utilisation may be made if it would cause any of the limits referred to in the foregoing provisions of this Clause 6 to be exceeded.

6.6	Deemed Utilisations

If the Agent makes any payment (i) pursuant to or in respect of any L/C or (ii) upon the maturity of any Forex Transaction, then (and in each such case) the Obligor for whose account such payment was made shall be deemed on the date of such payment to have received the proceeds of a Utilisation. A Utilisation so deemed to be made shall, at the option of the Agent, be deemed to be either a payment of the Outstanding Purchase Price or a Revolving Loan and the other provisions of this Agreement (as to Purchase Commission, interest, repayment and otherwise) shall apply to such Utilisation accordingly. The Agent may give effect to the provisions of this Clause 6.6 even though this may cause any of the limits referred to in this Clause 6 to be exceeded. If it can do so, the Agent shall allocate such Utilisation in such manner as not to cause a Default.

7.	RECEIVABLES FINANCE

7.1	Sale of Receivables
(a)	Each Borrower shall offer to sell all of its present and future Receivables to the Agent by delivery to the Agent of the first Purchase Request on the Business Day following the date on which the conditions specified in Clause 4 (Initial Conditions Precedent) are first satisfied.

(b)	Each offer made by a Borrower to sell Receivables to the Agent made pursuant to (a) above shall be deemed to be accepted by the Agent upon receipt of the first Purchase Request from the Borrower concerned.

(c)	Acceptance of an offer of Receivables in accordance with (b) above shall (without further act or document) suffice to constitute the assignment of all of the relevant Borrower’s present and future Receivables in favour of the Agent.

(d)	Each Borrower shall deliver to the Agent on behalf of the Lenders duly completed Purchase Requests (which may be in physical form or via the System) by no later than the fifth Business Day of each month (or more often if requested to do so by the Agent) in order to enable the Agent to monitor the Receivables which have been sold to the Lenders pursuant to (a) above.

(e)	Payment of the Purchase Price of any Receivables shall be made by the Lenders against delivery of a Cash Request and in accordance with and subject to the provisions of Clause 7.3 (Order of Application).

(f)	The Borrowers acknowledge that payments made by the account debtors will flow through the Blocked Accounts and that they will receive credit for, or payment in respect of, such Receivables in the manner and to the extent set out in Clause 10.2 (Application from Blocked Accounts).
7.2	Determination of Purchase Price

The Agent (acting reasonably and in accordance with the other provisions of this Agreement) shall determine the Purchase Price for the Receivables specified in a Purchase Request and will (upon determination thereof) advise the relevant Borrower of such determination. For the avoidance of doubt the Agent shall not have the authority to increase the Purchase Percentage.

7.3	Order of Application
(a)	Any amounts paid by the Lenders pursuant to a Cash Request shall be deemed to be applied (firstly) in the payment of any outstanding and unpaid Purchase Price and (secondly) in the drawing of a Revolving Loan.

(b)	The Lenders’ obligation to pay the Purchase Price of any Receivable (or any unpaid portion of it) shall terminate on the earlier of (i) the date on which the relevant account debtor pays such Receivable and (ii) the Maturity Date.

(c)	If a Borrower delivers a Cash Request in an amount which exceeds the Total Availability attributable to the Borrower, then the Agent may in their discretion nevertheless agree to make the requested Utilisation available. In that event, the Agent shall impose an equivalent Reserve against other Borrowers in such order and manner as it may reasonably see fit.

(d)	Where, as a result of the application of sub-clause (c) above, any moneys paid by the Lenders to a Borrower (the “Debtor Company”) represent payment of Purchase Price in relation to the Purchased Receivables of another Obligor (the “Creditor Company”) then (without double counting with the provisions of Clause 6.6 (Deemed Utilisations)) the Creditor Company shall be deemed to have made an on-demand loan (an “Intercompany Loan”) to the Debtor Company in an amount equal to the amount of such payment by the Lenders. Nothing in this Clause 7.3(d) shall derogate from or affect the Agent’s right to establish sub-limits or to take any other action pursuant to Clause 6.4 (Adjustments).

8.	PROVISIONS CONCERNING L/CS

8.1	Delivery of L/C Requests.

No L/C Request may be delivered unless the form and content of the requested L/C has previously been approved by the Agent.

8.2	Payment of L/Cs against demand.

A Borrower which requests the Agent to issue or to arrange the issue of an L/C:
(a)	acknowledges that the Agent may at its option arrange for the issue of such L/C through another institution selected by it and, in that event, (i) such Borrower authorises the Agent to provide such counter-indemnities and other undertakings as the issuing institution may reasonably require but on terms no more onerous than the indemnities and other protections granted to the Agent by this clause 8.2 and (ii) the indemnities and other protections granted to the Agent pursuant to this Clause 8.2 shall apply equally to the counter-indemnities and other undertakings so given by the Agent to the issuing institution;

(b)	authorises the Agent and the Lenders to pay any claim made or purported to be made under such L/C and which appears on the face of it to be in order (a “claim”);

(c)	undertakes immediately and unconditionally on demand (i) to pay to the Agent an amount equal to the amount of any claim and (ii) to indemnify the Agent and the Lenders against any cost, loss or liability incurred by the Agent or the Lenders in arranging for the issue of any L/C;

(d)	acknowledges that (i) the Agent is not obliged to carry out any investigation or to seek any confirmation from such Borrower or any other person before paying a claim, (ii) the Agent will deal in Documents only and will thus not be concerned with any matters concerning any Goods or other issues relating to the underlying transaction or underlying obligation (as the case may be) and (iii) such Borrower will be bound by any action taken by the Agent in good faith in relation to any L/C (including any decision to amend or extend the L/C and any interpretation of the terms or effect of any L/C); and

(e)	acknowledges that its obligations of payment and reimbursement under this Clause 8.2 will not be in any way prejudiced, affected or diminished by (i) any unenforceability of, or amendment to or extension of, any L/C or any other document or security, (ii) the validity, legitimacy or accuracy of any document or claim submitted pursuant to any L/C or any action taken or omitted with respect thereto or (iii) any other matter or thing which (but for this provision) might otherwise have the effect of diminishing or extinguishing the Borrower’s liability pursuant to this Clause 8.2.

8.3	Pledge

All Goods and Documents are hereby and shall upon despatch from the supplier of any Goods be deemed to be pledged by the relevant Borrower to the Security Trustee and the Goods and the proceeds of all insurances in relation to them and all sales of them and all of the relevant Borrower’s rights as unpaid seller of them shall be a continuing security for the payment and discharge in full of all of the obligations of the relevant Borrower under the Finance Documents.

8.4	Perfection of Pledge

The Security Trustee shall be entitled at its option to obtain possession of the Goods in order to perfect the pledge made by Clause 8.3 (Pledge). The relevant Borrower assigns to the Security Trustee its right, title and interest in and to the Documents and all claims and rights arising from them and the relevant Borrower irrevocably and unconditionally authorises the Security Trustee to sign all documents and do all such other things as may be necessary to obtain possession of and to realise the Goods, and to apply the proceeds in reduction of amounts owing under this Agreement.

8.5	Trust Receipts

The Goods and the Documents shall only be released to the relevant Borrower by the Agent against receipt by the Agent of a duly executed trust receipt from the relevant Borrower in the Agent’s standard form at the time or (failing such execution) shall be deemed to be subject to a trust receipt in such form.

8.6	Separation

Each Borrower undertakes to keep the Documents and the Goods separate and distinct from any other bills of lading, documents of title or goods.

8.7	Lenders’ Indemnity

Each Lender shall (in the proportion which its Commitment bears to the Total Commitments) immediately on demand indemnify the Agent against any loss, cost or liability incurred by it in issuing or arranging any L/C.

9.	CURE RIGHTS

9.1	Cure Defaults

The Agent (acting in the name of and on behalf of, the relevant Obligor) may, at its option and upon notice to the Company to that effect:
(a)	cure any default by any Obligor under any agreement with respect to a Receivable or under any other agreement with a third party as the Agent may consider necessary to facilitate the collection of Receivables or to facilitate access to any security under any of the Security Documents upon the same becoming unenforceable;

(b)	make any payment, reach any settlement or compromise, issue, make or pay any bond, appeal any judgment against an Obligor or take any other action it may deem necessary to prevent any repossession, seizure, execution, attachment or similar process against any plant, machinery or other asset of an Obligor which might impair the security (or the enforcement of any security) granted to the Security Trustee under any Security Document; and

(c)	discharge any Taxes and any other Security Interests from time to time subsisting with respect to any asset of any Obligor.
10.	REPAYMENT

10.1	Receivables Finance
(a)	If the Agent determines that it has not received (in accordance with Schedule 3 Part I paragraph 8) full payment in respect of a Purchased Receivable on the applicable Maturity Date, then the relevant Borrower shall on demand pay to the Agent an amount equal to the Outstanding Purchase Price in respect of such Purchased Receivable.

(b)	Nothing in paragraph (a) above shall prevent the Agent from pursuing payment in respect of the relevant Purchased Receivable from the account debtor or from receiving payment of such Purchased Receivable to the credit of a Blocked Account. Each Obligor shall render such assistance as the Agent may reasonably require for that purpose.

(c)	The Agent may deduct from payments in respect of Purchased Receivables made by account debtors or any of the Obligors into a Blocked Account the then Outstanding Purchase Price in respect of such Purchased Receivables. Any balance remaining after such deduction shall be applied in accordance with Clause 10.2 (Application from Blocked Accounts).
10.2	Application from Blocked Accounts

Subject to the other provisions of this Agreement, all amounts standing to the credit of the Blocked Accounts shall be applied in the following order:
(a)	in or towards payment of any Outstanding Purchase Price;

(b)	in repayment of the outstanding principal amount of any Loans in such order and manner as the Agent may determine;

(c)	in payment of any fees, costs and expenses due from any Obligor to the Agent under any Finance Document;

(d)	in payment of (i) all interest due on any Loans made or deemed to be made under this Agreement and (ii) all Purchase Commission outstanding or falling due for payment on the last Business Day of the then current month;

(e)	in or towards payment of any other amounts owing by any Obligor under any Finance Document; and

(f)	(by way of refund of amounts paid by account debtors in respect of Receivables and which remain due to the relevant Borrower following the application of paragraphs (a) — (e) above), in payment to the relevant Borrower by credit to such Other Account as it may specify.
10.3	Revision of Order of Application
(a)	If an Event of Default is continuing, Clause 10.2 (Application from Blocked Accounts) shall not apply and all amounts standing to the credit of a Blocked Account shall be applied to the liabilities of the Obligors under the Finance Documents in such order and manner as the Majority Lenders may determine.

(b)	If any amount standing to the credit of one Borrower’s Blocked Account is applied in discharge of the liabilities of another Obligor, then such Obligor shall become indebted to the relevant Borrower on the basis set out in Clause 7.3(d) (Order of Application) with necessary adaptations.
10.4	Currencies

Where (i) any amount is held or is to be applied by the Agent in reduction of amounts owing under this Agreement and (ii) the relevant amounts are denominated in different currencies, the Agent may apply the amounts so held or to be applied in the purchase of the latter currency at the Exchange Rate (including commissions). Alternatively, the Agent may hold those funds pending receipt of the Company’s instructions.

10.5	Repayment of Term Loans
(a)	The relevant Borrower shall repay the IP Loan in full on the Final Repayment Date.

(b)	With effect from the Effective Date of the Second Amendment and Restatement Agreement the Property Loan shall not be amortising and no Borrower shall be required to make scheduled repayments of monthly instalments. This provision does not alter any other provision of this Agreement which may require a prepayment or repayment of the Property Loan under any other circumstances. The relevant Borrower shall repay the Property Loan in full on the Final Repayment Date.
10.6	Repayments and Facility Limits
(a)	The relevant Borrower shall from time to time on demand of the Agent make such prepayments as may be necessary to ensure that the IP Loan at no time exceeds 20 per cent of the then most recent IP Valuation.

(b)	The relevant Borrower shall from time to time on demand of the Agent make such prepayments as may be necessary to ensure that the Property Loan at no time exceeds 85 per cent of the Market Value set out in the then most recent Property Valuation.

(c)	Any amounts repaid pursuant to (a) or (b) above shall be applied against the relevant repayment instalments under Clause 10.5 (Repayment of Term Loans) in reverse order of maturity.

(d)	If at any time and for any reason (whether by reason of any Receivables ceasing to be Eligible Receivables, any Stock ceasing to be Eligible Stock, by reason of any fluctuation in the rate of exchange of any currency as against sterling, whether affecting the Sterling Equivalent of any outstanding Utilisations, the Sterling Equivalent value of any Receivable or of any Stock or otherwise howsoever) any outstanding Utilisations cause any Availability Limit to be exceeded, then the Company will immediately repay or procure the repayment of such amounts (together with accrued interest on such amounts) as may be necessary to remedy the position. If necessary for that purpose, the Company shall also provide or procure the provision of cash cover to the Agent in respect of any Outstanding Purchase Price and/or any contingent obligations assumed by the Agent or the Lenders pursuant to this Agreement.
10.7	Final Repayment

On the Final Repayment Date, the Borrower will pay (or procure payment) to the Lenders:
(a)	in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise); and

(b)	such amount as is necessary to provide full cash collateral for any Outstanding Purchase Price and any outstanding obligations (contingent or otherwise) assumed by the Agent or a Lender pursuant to the terms of this Agreement.
10.8	Business Days

If any payment under any Finance Document would otherwise be due on a day which is not a Business Day, it will be due on the next Business Day or (if that Business Day falls in the following month) on the preceding Business Day.

10.9	Calculation of Interest

All interest, commitment fee and Purchase Commission under this Agreement shall be calculated on the basis of actual days elapsed and a 365 day year (in the case of sterling) or a 360 day year (in any other case). For the purposes of calculating interest and Purchase Commission, any repayments received in respect of the Facilities concerned shall be credited to the relevant Facility two Business Days following receipt by the Lender.

10.10	Cash Collateral

Any amount to be provided under this Agreement by way of cash collateral in respect of any contingent liability shall stand charged to the Security Trustee by way of cash cover in respect of such obligation and shall be held by the Security Trustee in a blocked interest bearing account for application against such contingent liability. Withdrawals from such account may only be made in order to pay amounts owing to the Security Trustee or a Lender in respect of the liability concerned and (if so requested by the Security Trustee) the relevant Borrower shall execute a charge over such account in such form as the Security Trustee may require. After such liability has expired or has been settled to the satisfaction of the Agent any remaining balance shall be applied (i) in settlement of any other amounts then owing to the Agent or the Lenders under any Finance Documents and (ii) in repayment to the Obligor which provided such cash collateral.

11.	ILLEGALITY, PREPAYMENT AND CANCELLATION

11.1	Illegality

If after the date of this Agreement it becomes unlawful in any applicable jurisdiction for a Lender to perform or maintain any of its obligations as contemplated by this Agreement then:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the relevant Borrowers, the Commitment of that Lender shall be immediately cancelled;

(c)	the Borrowers to which outstanding Utilisations have been made shall upon demand (i) pay to that Lender all amounts then owing by them under this Agreement (including any accrued interest, Purchase Commission, fees and other amounts) and (ii) provide cash cover to that Lender in respect of all L/Cs or other contingent obligations assumed at the request of that Borrower or in respect of which that Lender is subject to a reimbursement obligation under the terms of this Agreement.
11.2	Mandatory Prepayment or Repayment
(a)	Upon the occurrence of the sale or other disposal (including transfer or lease) of any asset relating to either the IP Loan or the Property Loan the Company shall ensure that the proceeds of such sale, disposal, transfer or lease are applied in reduction of any outstanding Loans for the relevant Facility. Upon such prepayment the IP Loan Facility Limit or the Property Loan Facility Limit shall be reduced by the corresponding amount so prepaid and the amount of the IP Loan Facility or the Property Loan Facility so reduced shall be cancelled and shall not be available to be re-drawn or re-borrowed provided that if any such proceeds of the sale, disposal, transfer or lease of any assets when applied in reduction of any outstanding Loans result in either the IP Loan or the Property Loan being reduced to zero and cancelled, the Company shall be permitted to retain the balance of any such proceeds upon confirmation by the Agent that the relevant Facility has been repaid in full and cancelled.

(b)	Upon a UK Change of Control or an Ultimate Parent Change of Control the Facilities will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)	In the event that the Company re-finances the whole of the Facility it shall repay all amounts outstanding under the Finance Documents together with accrued interest and the Facilities shall be reduced to zero and cancelled.

11.3	Voluntary Prepayment
(a)	A Borrower to which a Revolving Loan has been made may, if it gives to the Agent not less than 10 Business Day’s prior written notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the amount of any Revolving Loan by a minimum amount of £200,000).

(b)	A Borrower to which a Term Loan has been made may, if it gives to the Agent not less than 10 Business Day’s prior written notice, prepay the whole or any part of that Loan in multiples of £100,000. Any amount so prepaid may not be re-drawn. The IP Loan Facility (in respect of prepayments of the IP Loan) and the Property Loan Facility (in respect of prepayments of the Property Loan) shall be cancelled by the amount of any such voluntary prepayment. No prepayment and cancellation fee will be payable under clause 11.5 (Prepayment and Cancellation Fee) in respect of any such voluntary prepayment.

(c)	Any amounts payable to an Obligor under an Overage Agreement (“Overage Receipts”) are required to be paid into a Blocked Account and the order of application set out in Clause 10.2 shall apply to such Overage Receipts unless and to the extent that the relevant Obligor elects to make a voluntary prepayment under this paragraph (c). An Obligor may, if it gives to the Agent not less than 10 Business Day’s prior written notice, prepay the whole or any part of a Revolving Loan, a Receivables Loan, the Property Loan or the IP Loan in an amount equal to an Overage Receipt. Such prepayments may be made on each occasion that an Obligor has an Overage Receipt. The IP Loan Facility (in respect of prepayments of the IP Loan) and the Property Loan Facility (in respect of prepayments of the Property Loan) shall be cancelled by the amount of any such voluntary prepayment. No prepayment and cancellation fee will be payable under clause 11.5 (Prepayment and Cancellation Fee) in respect of any voluntary prepayment from an Overage Receipt.
11.4	Voluntary cancellation

The Company may, if it gives the Agent not less than 10 Business Days’ prior written notice, cancel the whole or any part of a Facility whereupon such Facility shall be cancelled to the extent stated in such notice. Any such cancellation shall reduce the Commitments of the Lenders rateably. No cancellation notice may be given in respect of amounts represented by outstanding Utilisations.

11.5	Prepayment and Cancellation Fee

If the whole or any part of a Facility is pre-paid or cancelled as a result of (i) any refinancing of any of the Facilities by any person and whether by way of debt or equity or any combination of them or (ii) an Event of Default under Clause 22.6 (Insolvency Proceedings) then and in each such case the relevant Borrower shall pay to the Lenders on the effective date of such pre-payment or cancellation a pre-payment or cancellation fee calculated as a percentage of the amount of the Facilities so prepaid or cancelled, as follows (save that, subject always to Clause 11.4 (Voluntary Cancellation), in the case of a partial pre-payment of any Term Loan the Facility Limit shall remain the same and only the IP Loan Facility Limit or the Property Loan Facility Limit (as the case may be) shall reduce):

(1) Number of Months from Effective Date of the Second Amendment and Restatement Agreement	(2) Applicable Percentage

0 — 12	0.75 per cent

12 — Final Repayment Date	zero
11.6	Restrictions and conditions
(a)	Any notice of cancellation or prepayment given pursuant to this Clause 11 shall be irrevocable and, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest, Purchase Commission, and any other amounts owing in respect of the amount repaid or prepaid.

(c)	No amount of any Facility which is cancelled may subsequently be reinstated. Save as provided by Clause 5.4 (Reutilisation) no amount repaid or prepaid may be redrawn.

(d)	The Borrowers shall not repay, prepay or cancel the Facilities or any part of them except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Agent receives a notice under this Clause 11 it shall promptly forward that to the relevant Lender.
12.	INTEREST AND PURCHASE COMMISSION

12.1	Calculation of interest and Purchase Commission

The rate of interest on each Loan and the rate of Purchase Commission payable in respect of the Outstanding Purchase Price for each Purchased Receivable shall be the percentage rate per annum which is the aggregate of:
(a)	the Margin;

(b)	the Bank of Ireland Base Rate; and

(c)	the Mandatory Cost.
12.2	Payment of interest and Purchase Commission
(a)	Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last Business Day of each month.

(b)	Each Borrower which has sold a Receivable to the Agent shall on the last Business Day of each month pay accrued Purchase Commission with respect to the Purchase Price thereof calculated from the date on which the Purchase Price was paid in response to the applicable Cash Request until the Actual Date of Payment.
12.3	Default interest

If an Event of Default has occurred and so long as the same is continuing, interest or Purchase Commission (as the case may be) shall accrue on all amounts owing under the Finance Documents at a rate which is two per cent. higher than the rate ascertained pursuant to Clause 12.1 (Calculation of interest and Purchase Commission). Any interest or Purchase Commission accruing under this Clause 12.3 shall be payable on demand and may be compounded on such basis as the Agent deems appropriate.

13.	FEES

13.1	Commitment fee

The Company shall pay to the Agent on behalf of the Lenders in respect of their Commitment a fee as set out in the Replacement Fee Letter in relation to the daily undrawn/unutilised amount of the Facility Limit. The accrued commitment fee is payable on the last day of each calendar month which ends during the relevant Availability Period, on the last day of the Availability Period for the relevant Facility and, if cancelled in full, on the effective date of such cancellation.

13.2	Arrangement fee

The Company shall pay to the Agent on the date of this Agreement an arrangement fee as set out in the Replacement Fee Letter.

13.3	Monitoring Fee

The Company shall pay to the Agent a monitoring fee as set out in the Replacement Fee Letter.

13.4	L/C Fee

Each Borrower shall pay to the Agent on behalf of the Lenders in respect of their Commitment a fee as set out in the Replacement Fee Letter in relation to the face amount of each L/C issued at the request of that Borrower in respect of the period from the date of issue until the expiry of such L/C. Such fee shall be paid monthly in arrears and on the Expiry Date of such L/C.

13.5	Amendment Fee

The Company shall pay the Agent a fee of £300,000 for the account of the Lenders on the Effective Date of the Second Amendment and Restatement Agreement (the “Amendment Fee”).

14.	SET-OFF AND TAX GROSS UP

14.1	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) any set-off or counterclaim.

14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.3	Tax Indemnity
(a)	The Company shall (within three Business Days of demand by the Agent) pay to the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply to any Tax assessed on a Finance Party if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.
14.4	Excluded Claims

If a Lender is not or ceases to be a Qualifying Lender, no Obligor shall be liable to pay to the Agent under Clause 14.2 (Tax Gross-up) or 14.3 (Tax Indemnity) any amount in respect of losses levied or imposed in excess of the amount that on Obligor would have been obliged to pay if that Lender had been or had not ceased to be a Qualifying Lender save to the extent that such increase is a result of a change in any law after the date hereof.

14.5	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, that Finance Party shall pay an amount to the Obligor which it determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor. An Obligor may, upon reasonable written request, require the Agent promptly to produce reasonable evidence as to whether or not the criteria in this clause 14.5 are satisfied.

14.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of or in order to register or enforce any Finance Document.

14.7	Value added tax
(a)	All consideration expressed to be payable under a Finance Document by an Obligor to Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by that Finance Party to an Obligor in connection with a Finance Document, that Obligor shall pay to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and the Agent shall issue a VAT invoice in respect of such amount to the extent that it is reasonably able to do so.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify a Finance Party against all VAT incurred by the Agent in respect of the costs or expenses to the extent that a Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
15.	INCREASED COSTS

15.1	Increased costs
(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation in each case which arises after the date hereof or (ii) compliance with any law or regulation applicable to each Lender or its Affiliate made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into this Agreement or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

If a Finance Party intends to make a claim pursuant to Clause 15.1 (Increased costs) it shall notify the Company and the Agent of the event giving rise to the claim.

15.3	Exceptions

Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach or default or negligence by a Finance Party or its Affiliates of any law or regulation.
16.	OTHER INDEMNITIES

16.1	Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the relevant Finance Party against (i) any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum and (ii) the costs involved in effecting any such currency conversion.

16.2	Foreign Exchange Indemnity

Each Obligor agrees to assume all risks associated with any Forex Transaction entered into at its request. Accordingly each Obligor shall on demand indemnify each Finance Party against any cost, loss, liability or expense which a Finance Party may suffer or incur as a result of or in connection with the conclusion, execution or performance of any Forex Transaction.

16.3	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including loss of Margin and redeployment costs) incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
16.4	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall on demand pay the Agent for the account of the Finance Parties the amount of all costs and expenses (including legal and valuation fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement, the Second Amendment and Restatement Agreement and any other documents referred to in this Agreement;

(b)	any other Finance Documents executed after the date of this Agreement; and

(c)	any Property Valuation, any IP Valuation and any Appraisal delivered pursuant to the terms of any Finance Document, if and to the extent to which the Agent has paid, or has agreed with the valuer to pay, the costs thereof.
17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Agent for the account of the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Collection Costs

The Company shall on demand pay the Agent for the account of the Finance Parties the amount of all costs and expenses (including legal fees) incurred by the Agent in connection with:
(a)	the remission of loan proceeds, collection of cheques and other items, the issue, maintenance and renewal of L/Cs, establishing and maintaining Charged Accounts, together with the Agent’s associated and customary fees; and

(b)	all out of pocket expenses and costs from time to time (including those incurred prior to the date of this Agreement) during the course of periodic field examinations and appraisals of the Obligor’s assets and operations plus a daily charge at the rate of £650 for the Agent’s examinations in the field and office for up to four such specific field examinations in any 12 month period prior to a Default and for any other or additional such examinations following a default.
17.4	Enforcement and other costs

The Company shall, within three Business Days of demand, pay to the Agent for the account of the Finance Parties the amount of all costs and expenses (including legal fees) incurred by any Finance Party in connection with the exercise or enforcement of, or the preservation of any rights or discretions under, any Finance Document (including, without limitation, any payments made to third parties in accordance with the terms of the Finance Documents to preserve, protect or enhance any Security Interest granted to the Agent).

17.5	Stamp Duty on Transfers

No obligor shall be liable for any stamp duty payable in relation to any transfer of any Loan or any part thereof from one to another Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by each Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which each Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by each Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	that Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or a Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring a Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the agent (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.
18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its assets.
19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

19.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.7	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Affiliates or to which its (or its Affiliates’) assets are subject which might have a Material Adverse Effect.
19.8	No misleading information
(a)	Any information provided by the Company or any of its Affiliates (i) in connection with the negotiation of the Facilities and the Finance Documents and (ii) in connection with any valuations or reports required to be prepared for the purposes of this Agreement was (in each case) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred since the date on which such information was provided which would render it untrue or misleading as at the date it was provided or as at the date at which it is stated in any material respect.
19.9	Financial statements
(a)	Its latest audited financial statements were prepared in accordance with GAAP consistently applied.

(b)	Its latest audited financial statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (consolidated in the case of the Company) since the date to which its latest audited financial statements were made up.
19.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Affiliates.

19.12	Retention of Title

Any list provided to the Agent prior to the date of this Agreement and which provides details of those suppliers whose terms of business include retention of title provisions is complete and accurate in all material respects and (apart from those named in any such list), there are no suppliers which impose such provisions.

19.13	Bank Accounts

All the accounts maintained or used by any Obligor at any bank or financial institution have been included within the definition of Charged Accounts.

19.14	Dormant Subsidiaries

Each of the companies listed as a Dormant Subsidiary has not traded in the last financial year.

19.15	Repetition

The representations and warranties in this Clause 19 (other than those set out in Clause 19.6 (No filings or stamp duty) (the “Repeating Representations”) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and on each Utilisation Date.

20.	INFORMATION AND FINANCIAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

20.1	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.2	Reporting and Financial Undertakings
(a)	Each Obligor will comply with each of the undertakings set out in Schedule 3 (Reporting and Financial Undertakings).

(b)	Upon the accession of any Additional Obligor each Obligor will comply with the Additional Reporting and Financial Undertakings for an Additional Obligor as set out in Schedule 3 Part II (Additional Reporting and Financial Undertakings from Additional Obligors).
21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

21.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge
(a)	No Obligor shall create or permit to subsist any Security Interest (other than a Permitted Security Interest) over any of its assets.

(b)	No Obligor shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.4	Disposals
(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	that is a Permitted Disposal;

(ii)	relating to the disposal of Stock and made in the ordinary course of business;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	relating to the application of cash in the acquisition of goods and services in the ordinary course of trading and in a manner consistent with the Finance Documents;

(v)	relating to the disposal of obsolete assets where any proceeds of sale are paid into a Blocked Account;

(vi)	relating to any disposal of any asset (other than Eligible Equipment) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed £100,000 (or its equivalent in another currency or currencies) in any financial year and the proceeds are paid into a Blocked Account;

(vii)	relating to the transfer of shares or other ownership interests in the Company or an Original Borrower by a member of the Group to another member of the Group;

(viii)	that is made on an intra-Group basis to another Obligor; or

(ix)	which has been approved in writing by the Majority Lenders.

21.5	Mergers and Acquisitions
(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction or acquire any business, undertaking or (except in the ordinary course of business) other assets of any kind (other than as part of a reconstruction, amalgamation or reorganisation on terms previously agreed with the Majority Lenders).

(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger, striking off or corporate reconstruction of any Dormant Subsidiary carried out as part of an administrative reorganisation of the Group carried out with the consent of the Agent, such consent not to be unreasonably withheld or delayed.
21.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or any Obligor from that carried on at the date of this Agreement.

21.7	Intra-Group Arrangements
(a)	No Obligor will, without obtaining the Agent’s prior written consent:
(i)	pay any dividend or make any other distribution of any of its assets to its shareholders or any of them other than in respect of AMAP Disposal Proceeds; or

(ii)	pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any Affiliate, Subsidiary (including any Dormant Subsidiary) or any shareholder, director or employee except for payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms length commercial terms; or

(iii)	redeem any of its ordinary or preference share capital.
(b)	Notwithstanding the foregoing provisions of this Clause 21.7, the Company may pay the Marketing Re-Charge.

(c)	The Parties agree that if royalties are at customary and reasonable commercial rates and they comply with the other requirements of paragraph (a)(ii) above then they may be paid intra-Group.
21.8	Financial Indebtedness

No Obligor will incur any Financial Indebtedness other than:
(a)	under the Finance Documents;

(b)	normal trade credit granted to it in the ordinary course of business;

(c)	equipment, vehicle and operating leases and hire purchase transactions entered into in the ordinary course of business where the total annual Financial Indebtedness for such leases and transactions for the Obligors as a whole does not exceed £500,000 at any one time;

(d)	the Wombourne Sale and Leaseback;

(e)	with respect to loans made to it by another Obligor which is a Chargor under the Debenture and loans permitted pursuant to paragraph (c) of Clause 21.9 (Making Loans); or

(f)	Financial Indebtedness is incurred in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms’ length commercial terms in connection with the Group’s trade payables or the Group’s Hong Kong sourcing operations.
21.9	Making Loans

No Obligor will be a creditor with respect to any Financial Indebtedness except for:
(a)	the grant of normal trade credit in the ordinary course of its trade;

(b)	loans made by it to another Obligor which is a Chargor under the Debenture;

(c)	from the date of this Agreement for a period of twelve months Existing Inter-Company Loans PLUS Year 1 Additional Inter Company Loans; and

(d)	after the expiry of twelve months from the date of this Agreement an Obligor shall be permitted to incur an increase in the amount of Existing Inter-Company Loans and the Additional Inter Company Loans by an amount not greater than Net Trading Cashflow minus Fixed Charge for the immediately preceding 12 month period.
Any amounts referred to in (d) above shall be adjusted to reflect any Stock that is considered for Utilisations made in relation to Stock in European Jurisdictions where a European Sales Entity has satisfied the conditions of Schedule 2 part II (Additional Conditions Precedent for Lending in Relation to Stock in European Jurisdictions).
21.10	Bank Accounts

No Obligor will open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts.

21.11	Insurance

Each Obligor will:
(a)	as regards all its assets and property of any kind (i) arrange and maintain in full force and effect insurances (including consequential loss, business interruption and public liability and damage and other insurances usually maintained by companies carrying on the same type of business under similar circumstances and generally available in the market) in such amounts, on such terms and with such insurers as the Agent may approve and (ii) arrange and maintain such further and other insurances as the Agent may reasonably request;

(b)	procure that the Agent’s interest is noted on the following policies: (i) RKK 270407 held with Royal and Sun Alliance, (ii) NK/14465575 held with Allianz Cornhill Engineering and (iii) 2002/5/000002493 held with CAN Maritime Insurance Company Limited in such manner as the Agent may in its absolute discretion require and will use all reasonable endeavours to ensure that the Agent is named as sole loss payee (but without having any obligation for premiums);

(c)	ensure that every policy of insurance contains a standard mortgagee clause, whereby such insurance will not be invalidated, vitiated or avoided as against a mortgagee (or such other terms as the Agent may agree);

(d)	supply to the Agent copies of all such policies of insurance and all endorsements and renewals of such policies, together with receipts for premiums;

(e)	duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers or settle any claim in respect of those insurances except for claims not exceeding £5,000 without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed;

(f)	comply with, enforce and not waive, release, terminate or vary (or agree so to do) any material obligations arising under all policies of insurance and in particular, but without limitation, it shall notify the Agent immediately upon receiving notice from any insurer that the details of any insurance policy are to change in any way and upon receiving notice from any insurer terminating any insurance policies;

(g)	in the event that it receives from any insurer notice that such insurer is terminating any insurance policy, it shall use all reasonable endeavours to enter into a corresponding policy with an insurer approved by the Agent and procure that such steps are taken as may be necessary to ensure that such policy complies in all respects with the terms of this Agreement; and

(h)	immediately give notice to the Agent of any occurrence which gives rise, or might give rise, to a single claim exceeding £50,000 under any policy of insurance.
If any Obligor at any time fails to perform any of its obligations contained in this Clause, 21.11 the Agent may effect or renew such insurance as it thinks fit and such Obligor shall reimburse the Agent for the costs thereby incurred on demand.

21.12	Financial Year End/Change of Auditors

No Obligor will alter its financial year end or replace its auditors without (in each case) the prior written consent of the Agent unless such another is ranked in the top ten of auditors as determined by the Society of Chartered Accountants.

21.13	Taxes

Each Obligor will promptly pay all Taxes as and when they fall due (except where the Agent agrees that any relevant amounts are subject to a bona fide dispute).

21.14	Change of Name

No Obligor will change its name without giving the Agent 30 days’ prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to the Agent as soon as it becomes available.

21.15	Realisation of Credit Terms

Each Obligor shall in a timely manner collect and pursue the collection of all Receivables owing to it by all account debtors and shall ensure that such sums are paid into the relevant Blocked Account in accordance with the terms of Schedule 3 Part I paragraph 9 (Reporting and Financial Undertakings).

21.16	Comala

The Company shall use all reasonable endeavours to ensure that within 180 days after the Effective Date of the Second Amendment and Restatement Agreement each Obligor shall have completed all forms and procedures necessary for the use of the System by the Obligors to deliver Utilisation Requests and other information required to be delivered to the Agent under this Agreement.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical or other manifest error (not attributable to an Obligor) and (ii) payment is made within two Business Days of its due date.

22.2	Other obligations
(a)	An Obligor does not comply with the provisions of Clauses 21.3 (Negative Pledge), 21.4 (Disposals), 21.8 (Financial Indebtedness), 21.9 (Making Loans), 21.11 (Insurance) or any of the undertakings set out in Schedule 3 Parts I and II (as applicable) (Reporting and Financial Undertakings) and where such non-compliance if capable of remedy, such Obligor fails to remedy the same within five Business Days thereof; or

(b)	An Obligor does not comply with any other provision of the Finance Documents and, where such non-compliance is capable of remedy, such Obligor fails to remedy same within ten Business Days of becoming aware thereof.

22.3	Misrepresentation

Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default
(a)	Any Financial Indebtedness of any Obligor (other than Financial Indebtedness of an Obligor to Salton Hong Kong Limited) exceeding £100,000 (or its equivalent in other currencies) in the aggregate is not paid when due and such sum is not to be challenged by the Obligor with a bona fide claim.

(b)	An event of default (however described) occurs under any document relating to Financial Indebtedness of any Obligor exceeding £50,000 (or its equivalent in other currencies).

(c)	Any Security Interest with respect to any Financial Indebtedness of any Obligor becomes enforceable.

(d)	An amount in excess of £1,000,000 in aggregate owed to trade creditors of any Obligor (other than Salton Hong Kong Limited) remains outstanding following the expiry of any customary trade credit period and such sum is not to be challenged by the Obligor with a bona fide claim.
22.5	Insolvency
(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security Interest over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction, other than a members voluntary winding up or striking off of a Dormant Subsidiary carried out with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).
22.7	Cessation of Business

Any Obligor ceases or threatens to cease, to carry on all or a substantial part of its business.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset of any Obligor and is not discharged within 10 Business Days.

22.9	Charged Account Arrangements

Any bank repudiates or purports to terminate the arrangements set out in the Debenture in relation to any Charged Account or a cash-sweep or payment required to be made under any Finance Document from a Charged Account is not made in the amount and manner required other than as a result of administrative error which is remedied within 2 Business Days of becoming aware thereof.

22.10	Material adverse change

An event or series of events occurs which, in the reasonable opinion of the Majority Lenders, could be reasonably expected to have a Material Adverse Effect.

22.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, by notice to the Company:
(a)	declare that an Event of Default has occurred; and/or

(b)	cancel the Facilities whereupon they shall immediately be cancelled; and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders; and/or

(e)	declare that the Company shall immediately pay or procure the payment of cash cover in respect of the Outstanding Purchase Price, the L/Cs and the Forex Transactions, whereupon such amounts shall become immediately due and payable. The provisions of Clause 10.10 (Cash collateral) shall apply to any cash cover to be provided under this Clause 22.11(e).

22.12	Agent’s Rights following Default

Without prejudice to the other provisions of this Clause 22 or any of its other rights under any Finance Documents, the Agent may, at any time while a Default is continuing (and without incurring any liability for the exercise or non-exercise of any such power):
(a)	require each Obligor immediately to deliver to it all original documents relating to the Receivables and the contracts giving rise to them; and/or

(b)	give notice (or require the relevant Obligors to give notice) to the account debtors to the effect that the Receivables have been assigned to the Agent and requiring that payment be made to such account as the Agent may specify; and/or

(c)	extend the time for payment of any Receivable or otherwise enter into any arrangements for the settlement, compromise, release or discharge of any receivable; and/or

(d)	generally take such action as it may deem fit for the protection of any rights, remedies or security conferred upon it by any of the Finance Documents.
23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

The consent of the Company is required for (i) an assignment or transfer by an Original Lender (unless such transfer is to an Affiliate of such Lender) resulting in more than two Lenders existing at any time under this Agreement and (ii) an assignment or transfer by Burdale Financial Limited (unless such transfer is to an Affiliate of Burdale Financial Limited) (such consent not to be unreasonably withheld or delayed) provided that no such consent is required following the occurrence of any Default which is continuing.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

The Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(a)	the Agent approves the addition of that Subsidiary;

(b)	the Company delivers to the Agent a duly completed and executed Accession Letter and Deed of Accession;

(c)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(d)	the Agent has received with respect to the Additional Borrower, documentation corresponding to that listed in paragraphs (A) and (B) of Schedule 2 Part I (Initial Conditions precedent) in relation to that Additional Borrower, together with the additional conditions listed in Schedule 2 Part II (Additional Conditions Precedent for Lending in Relation to Stock in European Jurisdictions) each in form and substance satisfactory to the Agent.
24.3	Acknowledgement and Authorisation by Obligors
(a)	Without limiting the other provisions of this Clause 24, the Obligors acknowledge that any Subsidiary which becomes an Additional Borrower will become bound by, and entitled to the benefit of all provisions of this Agreement applicable as between the Obligors themselves (including, without limitation, Clause 7.3(d) (Order of Application)) and 10.3(b) (Revision of Order of Application).

(b)	Each Obligor irrevocably authorises the Company to execute any Letter of Accession and Deed of Accession on its behalf and without further reference to it.
24.4	Additional Guarantors

The Company shall procure that each of its Subsidiaries is a Guarantor. If any company becomes a Subsidiary after the date of this Agreement, the Company shall procure that such Subsidiary becomes an Additional Guarantor by delivering to the Agent:
(a)	a duly completed and executed Accession Letter and Deed of Accession; and

(b)	all of the corresponding documents and other evidence listed in paragraphs (A) and (B) of Schedule 2 Part I (Initial Conditions precedent) in relation to that Additional Guarantor each in form and substance satisfactory to the Agent.
24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties contained in Clause 19 (Representations and Warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances existing at the time of such delivery.

24.6	Resignation of Obligors

If an Obligor which is a Dormant Company is resigning in accordance with a consent given by the Agent in accordance with either Clause 21.5(b) or Clause 22.6 (Insolvency Proceedings) of this Agreement then such Obligor shall deliver a resignation letter substantially in the form set out in Part 2 of Schedule 5. The resignation shall only be effective when the Agent acknowledges receipt of a duly completed satisfactory resignation letter.

25.	ROLE OF THE AGENT

25.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
25.3	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.4	Business with the Obligors/Borrowers

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors or any of its Affiliates.

25.5	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
25.6	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(d)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.7	Responsibility for documentation

The Agent:
(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, or an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
25.8	Exclusion of liability
(a)	Without limiting paragraph (b) below for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
25.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.10	Agent as Security Trustee
(a)	The protections extended to the Agent pursuant to the foregoing provisions of this Clause 25 shall apply to it equally (and with necessary adaptations) in its capacity as Security Trustee pursuant to the Security Documents.

(b)	The Agent in its capacity as Security Trustee or otherwise shall not be responsible for any failure, omission or defect in perfecting the security constituted or created pursuant to any Finance Document including, without limitation, any failure to:
(i)	register the same in accordance with the provision of any of the documents of title of the relevant Obligor to any of the assets thereby charged; and

(ii)	effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction.
(c)	The Agent in its capacity as Security Trustee or otherwise may accept without enquiry such title as any Borrower may have to any of the assets charged pursuant to any of the Security Documents.

(d)	The Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the property charged by any Finance Document or any other security in its own possession or take any steps to protect or preserve the same.
25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost applicable to that Lender.
25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 7.3 (Order of Application).
27.2	Redistribution of payments
(a)	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 7.3 (Order of Application).
27.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28.	PAYMENT MECHANICS

28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback
28.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
28.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.6	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.7	Currency of account
28.7.1	Subject to paragraphs (b) and (c) below, Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

28.7.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.7.3	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	COMALA SYSTEM

30.1	General
(a)	The Company may access the System via the website at www.burdale.co.uk or www.burdale.com (the “Website”) in accordance with these terms. The System is the primary method by which the Company is to provide the Agent with the information specified below and the Company may make Purchase Requests and Cash Requests via the System.

(b)	The Company will notify all relevant employees of these terms and will procure that the Company’s employees who use the System comply fully with them. The expression Website Request means any Cash Request (which is referred to on the System as an Advance Request) or Purchase Request made via the System in accordance with these terms.

(c)	If required by the Agent the Company agrees to provide an updated instruction mandate covering all relevant employees specified in a client user form from time to time to replace the telephone, facsimile and email indemnity or client user form provided to the Agent as a condition precedent to the first Utilisation of a Facility (a “TFE Indemnity” or “Client User Form” respectively and each an “Instruction Mandate”).
30.2	Use of System
(a)	The Client User Form must set out full details of the Company’s employees who are authorised to access the System and the appropriate level of access (including, without limitation, identifying those employees who are authorised to make Website Requests). The Company will have provided the Agent with an authorised account form as a condition precedent to the first Utilisation of a Facility (an “Authorised Account Form”). The Authorised Account Form must also set out the details of the bank accounts in the Company’s name into which the proceeds of any Loan or Purchase Price pursuant to a Website Request may be paid. All provisions of these terms in relation to bank accounts are subject to the other terms of the Facility Agreement and the Debenture.

(b)	The Company may not make any additions, modifications or deletions of any account specified in an Authorised Account Form or in the Debenture other than in accordance with the terms of the Debenture. All compliant additions, modifications or deletions must be notified to the Agent by the completion of a new Authorised Account Form and, if applicable, the Company must provide an “Other Account” notice to the relevant account bank in accordance with the Debenture. Any additions to the list of authorised employees must be notified to the Agent either by the completion of a new Client User Form or in writing signed by two directors who are specified as authorised signatories of the Company in its Instruction Mandate.

(c)	The Agent will provide such of the Company’s employees as the Company may authorise pursuant to a Client User Form with their own individual username and password, which will give them access to the System. The Company shall ensure that each of the Company’s employees keeps the username and password which the Agent provides to them confidential — they must not disclose them to anybody or allow any third party (including each other) to access the Website using their username and password. The Company’s employees may not use anyone else’s username or password. The Agent will only permit access to the System by the use of an allocated username and password.

(d)	The Company shall be responsible for all transactions conducted and all Website Requests made using any usernames and passwords provided to the Company’s employees (or any of them) until one Business Day after the Business Day on which the Company or one of the Company’s employees notify the Agent that a username and password should be de-activated (whether as a result of an employee leaving the Company’s employment, the loss of a username or password or otherwise), which the Company can do by sending an e-mail to support@burdale.co.uk or telephoning the Agent at any time between 9 am and 5.30 pm on a Business Day on +44 20 7935 1115. In each case, any communication must be by a person authorised to act on behalf of the Company in accordance with its Instruction Mandate. In the event that a replacement password is required for any authorised employee then the Agent shall allocate such a replacement within 2 Business Days of the relevant request.

(e)	The Company shall notify the Agent immediately if the Company becomes aware of any security breach in relation to the use of the System including, without limitation, in relation to the use of, access to, or loss of, any username or password.

(f)	The Agent is entitled to assume that every person who identifies him/herself by entering a username and password provided to one of the Company’s employees is the employee to whom the unique username and password have been assigned and all transactions where such a username and password has been entered correctly will be regarded as valid and all Website Requests will be regarded as having been fully authorised and approved by the Company. The Company shall be bound by every Website Request made by any person entering a username and password provided to one of the Company’s employees and the Agent is entitled (but not bound) to take such steps in connection with any Website Request as the Agent may in its sole discretion deem appropriate.

(g)	The Company shall indemnify the Finance Parties on demand against any cost, loss or expense which the Finance Parties may incur as a result of the Agent complying with any Website Request.

(h)	The Agent hereby notifies the Company that internet communications are not secure unless the data being sent is encrypted. The Agent does not accept any responsibility for the unauthorised access to the System by a third party and/or the corruption of data being sent by individuals to the Agent.
30.3	Information Delivery
(a)	For such time as the System and the Website are in operation, the information specified in Schedule 3 (Reporting and Financial Undertakings) shall be provided via the System. If at any time the System or the Website are unavailable or suspended, all of the information set out in Schedule 3 (Reporting and Financial Undertakings) shall be provided in physical form.
30.4	Website Requests
(a)	Each request for a cash advance through the System shall be deemed to be a Cash Request and each Borrower making such a Website Request shall be deemed to have given the confirmation in the final paragraph of the form of Cash Request set out in the Facility Agreement.

(b)	Notwithstanding the terms of the Facility Agreement, each Borrower shall lodge a Purchase Request (including a full listing of all invoices outstanding at the end of the previous month) via the System or in physical form by no later than the fifth Business Day of each month and at such other times as the Agent may from time to time specify.
30.5	No Liability
(a)	The Agent will use its reasonable endeavours to ensure that the System and the Website are available at all times, and to ensure that the files available for the Company to download from the Website are virus free, but do not guarantee this. The Agent is also dependent on others for the provision of the service offered to the Company through the System and, therefore, make no guarantees regarding the provision or continuity of that service. It is a condition of allowing the Company and the Company’s employees to access the Website and the System that any liability on the Agent’s part is excluded in respect of, or arising directly or indirectly out of (i) the Website not being available at any time or (ii) any virus or similar codes or programmes or (iii) any loss of data occasioned by the use of the System.

(b)	Nothing in these terms shall apply to limit or restrict the Agent’s liability in respect of fraud or for death or personal injury arising from the Agent’s negligence.

(c)	Although the Agent has taken all reasonable care to ensure that the information provided on the this Website is accurate, to the fullest extent permitted by law it gives no warranties of any kind, express or implied, with regard to the accuracy, timeliness or completeness of any such information.

(d)	The Agent will take reasonable care to ensure that the content of the System is secure but it shall not be liable to the Company for any loss the Company may suffer as a result of the breach of any of the security of the System or the Website other than as a direct result of the gross negligence or fraud of the Agent.
30.6	Data Protection
(a)	The Agent hereby informs the Company that the Agent has specific duties to comply with the Data Protection regime which is in force. This means that the Agent, and any companies processing data on the Agent’s behalf, will only hold and use information about the Company and the Company’s employees to allow the Agent to provide the Company with the services under these terms and the Facility Agreement and for our own internal, administrative processes (including those of Bank of Ireland) or as required by law or any applicable regulator.

(b)	Information the Agent holds may be transmitted through and held on servers located overseas. In addition, an Affiliate of the Agent in the USA has access to the information stored on the System which may result in the transfer of information to the US for processing and storage. The Agent undertakes to put in place appropriate technical and organisational security measures to safeguard client information against unauthorised or unlawful processing and against accidental loss or damage and to comply generally with the security obligations under the seventh principle of the Data Protection Act 1998 where the Agent is holding the Company’s information.

(c)	The Company will ensure that the Company has obtained any necessary consent of any employee listed on a Client User Form to use their data as set out above, including in relation to transfer of their data to the US or other overseas jurisdictions. The Company will ensure that any such employees are made aware of all the purposes for which the Agent may use their data as set out above.
30.7	Copyright
(a)	The entire content of the Website is subject to copyright with all rights reserved. The Company may not download (all or in part), copy, transmit or modify the Website without the Agent’s prior permission. However, the Company may print out, save and/or export part or all of the content of the Website for the Company’s own personal/internal use.

(b)	When the Company uploads information onto the System the Company shall use best endeavours (including without limitation, making proper use of current versions from time to time of appropriate virus checking software) to minimise the risk of contamination of the System by any computer virus.

(c)	Neither the Company nor any of the Company’s employees will acquire any rights in the Website or the System.

30.8	Suspension/Termination
(a)	The Agent reserves the right to modify, suspend or discontinue, temporarily or permanently, the System and/or the Website or any part of it and/or the ability to make Website Requests, with or without notice, at any time. The Company agrees that the Agent shall not be liable to the Company and the Company will indemnify the Agent against a claim by any third party for any such modification, suspension or discontinuance of the System or the Website (including the ability to make Website Requests).

(b)	For such time as the System is unavailable, suspended or discontinued by the Agent or in any other way, the Company shall provide all information and deliver all Utilisation Requests to the Agent in accordance with the terms of the Facility Agreement as if these terms did not apply.
31.	NOTICES

31.1	Communications

Any communication, consent or other approval to be made or given under or in connection with the Finance Documents shall be made in writing, may be made by fax or letter and shall be deemed to have been received as follows:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
31.2	Address

Any notice to be given to the Company or any Obligor shall be given to the Company at the address or fax number of the Company set out on the execution pages. Each Obligor irrevocably appoints the Company as its agent for the purpose of receiving any such notice. Any notice to be given to the Agent or a Lender shall be given to it at the address or fax number set out on the execution pages. Any party may change these details by notice to the other parties.

32.	MISCELLANEOUS PROVISIONS

32.1	Certificates and Determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.2	Disclosure of Information
(a)	Each Lender may disclose to any person with whom it proposes to enter into (or has entered into) any assignment, transfer, participation or other arrangement (whether by way of delegation or otherwise) with respect to this Agreement such information concerning the Obligors and the Facilities as it thinks fit, and may advertise or publicise the transaction evidenced by this Agreement to such extent and in such manner as it sees fit.

(b)	Each Lender may disclose to any of its Affiliates such information concerning the Obligors as it may think fit.
32.3	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.4	Delegation

Each Lender may at any time and from time to time delegate to any of its Affiliates or to any other person the performance of such of the Lenders rights, obligations and functions under the Finance Documents as such Lender may see fit.

32.5	Amendments
(a)	Subject to Clause 32.6 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
32.6	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors); or

(vi)	Clause 22 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 32, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Agent or any Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	GOVERNING LAW

This Agreement is governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Agent and the Lenders only. As a result, the Agent and the Lenders shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, they may take concurrent proceedings in any number of jurisdictions.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Obligors
Part I
The Original Borrowers

Name of Original Borrower	Registration number (or equivalent, if any)

SALTON HOLDINGS LIMITED	00114036

SALTON EUROPE LIMITED	00073700
Part II
The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)

SALTON HOLDINGS LIMITED	000114036

SALTON EUROPE LIMITED	00073700

PIFCO LIMITED	01713199

HEADSTART LIMITED	01753485

OPTEC ELEMENTS LIMITED	02920706

MOUNTAIN BREEZE LIMITED	00539169

BEST PRODUCTS LIMITED	00316436

RUSSELL HOBBS TOWER LIMITED	00765557

HI-TECH INDUSTRIES LIMITED	01749436

D.H. HADEN LIMITED	00617666

CARMEN LIMITED	00834782

PIFCO DISTRIBUTION LIMITED	00194751

HI-TECH BATTERIES LIMITED	02199387

ESALTONEUROPE LIMITED	01936735

SCHEDULE 2
PART I
Conditions precedent for initial utilisation
(A)	Corporate Documents

1.	A certified copy of the Constitutional Documents of each Original Obligor.

2.	A certified copy of a resolution of the board of directors of each Original Obligor approving the execution of the Finance Documents and the taking of any action required or permitted pursuant thereto.

3.	Written resolutions of those Obligors required to amend their Constitutional Documents in order to remove any restrictions on the transfer of shares.

4.	A certified copy of a resolution of the board of directors of Salton Inc., in form and substance satisfactory to the Agent.

5.	A specimen of the signature of each person authorised to give notices on behalf of each Original Obligor.

6.	A certificate of each Original Obligor (signed by a director) confirming that the execution and performance of this Agreement does not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

7.	Satisfactory company and/or other searches against each Original Obligor.

8.	Copies of passports, utility invoices or other acceptable evidence of identification in relation to each director and shareholder of each Borrower, together with such further information and documentation as the Agent may require, in order to comply with anti-money laundering legislation.

9.	Legal opinions from the following:
(a)	Sonnenschein Nath & Rosenthal LLP in relation to matters of US Law, including but not limited to, an opinion that states that the execution of this Agreement and the terms hereof and of any other Finance Documents shall not cause a breach of any of the provisions of the US Debt Documents; and

(b)	Richards Butler, Hong Kong in relation to matters of Hong Kong law, including but not limited to, opinions to trading terms and amendments to trading terms and that licences are valid, binding and enforceable.
10.	Group Structure Chart

(B)	Security And Other Documents

11.	The Finance Documents, duly executed by the parties thereto together with such further documents as the Agent may require in connection with the completion, registration, perfection or enforceability thereof or of any security intended to be created thereby.

12.	Any Fee Letters.

13.	Certified copies of (i) all notices of assignment and other notices required to be given pursuant to the Debenture and (ii) all acknowledgements required to be given with respect thereto, duly executed by the recipient.

14.	A report or other evidence as to the insurances maintained by each Obligor and their conformity to the terms of the Finance Documents (including a letter in form and substance satisfactory to the Agent that the broker for each policy has confirmed that within 20 Business Days the Agent will be noted as mortgagee and loss payee on the following policies RKK270407 held with Royal and Sun Alliance, NK/14465575 held with Allianz Cornhill Engineering and 2002/5/000002493 held with CNA Maritime Insurance Company Limited).

15.	All title documents to the Mortgaged Property, together with a report on title acceptable to the Agent.

16.	An Environmental Report.

17.	A Property Valuation.

18.	An IP Valuation.

19.	Such certificates of registration, application forms and other documents (together with appropriate fees) as may be necessary to complete and register the security created pursuant to the Finance Documents.

20.	Such consents, waivers or other acknowledgments as the Agent may require from any person (including landlords, financial institutions, warehouse owners and others dealing with any Obligor) who may from time to time have or claim any Security Interest over any asset of any Obligor.

21.	Share certificates of SEL and its Subsidiaries (together with executed, blank transfer forms) in respect of all shares and other securities charged to the Security Trustee pursuant to the Debenture.

22.	Evidence that the Blocked Accounts have been opened, together with copies of the completed mandates.

23.	Duly executed Amendment Agreement between Salton Inc. and SEL dated on or about the date hereof.

24.	Hong Kong Waiver and Amendment Letter.

25.	A report prepared by the Company and addressed to the Agent dated on or about the Date of this Agreement that sets out the details of all Goods in transit at the date of first Utilisation and that attaches a copy of each bill of lading available for such shipment.

26.	Details of the amounts standing to the credit of each Charged Account as at the date on which such details are delivered.

27.	Deeds of release in relation to:
(i)	HSBC Invoice Finance; and

(ii)	HSBC Bank plc.
Together in each case with duly executed forms 403(a).

28.	A telephone, facsimile and e-mail indemnity executed by each Borrower.

29.	A duly completed Purchase Request from each Borrower.

(C)	Availability Limit Information

30.	Such information as the Agent may require in order to determine, as at the date of this Agreement, (i) the amount of the Eligible Receivables, (ii) the Net Stock Value and (iii) the Availability Limits pursuant to Clause 6 (Restrictions applicable to individual Facilities) and (ii) the Reserves.

31.	Such information as the Agent may require in order to identify or determine (i) those Suppliers of Stock to the Obligors which supply on title retention terms, (ii) those customers of the Obligors which acquire stock on sale or return terms, (iii) which Stock is supplied by any Obligor otherwise than as principal (whether as a consignee or otherwise) and (iv) the nature of the payment terms which apply as between the Obligors and their customers.

32.	Evidence that the total amount available for Utilisation (immediately following the first Utilisation) will be not less than £7,500,000.

Part II
Additional Conditions Precedent for Lending in Relation to Stock in European Jurisdictions
1.	A legal opinion from local counsel in the jurisdiction of incorporation of the European Sales Entity in which such Stock is located in form and substance satisfactory to the Agent.

2.	Any amendment agreement deemed necessary by the Agent in order to ensure that the relevant terms of trade of such European Sales Entity are satisfactory to the Agent for the purposes of this Agreement.

3.	Evidence satisfactory to the Agent that all credit terms relating to the relevant European Sales Entity are on a basis satisfactory to the Agent.

4.	Copies of any relevant licence for the operation of the business of the relevant European Sales Entity together with any amendment or assignment or other security as the Agent shall consider necessary for the purposes of this Agreement.

5.	The relevant European Sales Entity shall deliver a duly executed agreement to sell the relevant Stock to SEL (or such other entity as the Agent may specify) together with any other necessary document required to complete or perfect such sale (unless the Agent has received evidence that such is not necessary).

6.	For each relevant European Sales Entity duly executed acknowledgements from any warehouse in that jurisdiction confirming that it shall only act upon the Agent’s instruction to release any Stock.

SCHEDULE 3
Part I
Reporting And Financial Undertakings
(A)	REPORTING UNDERTAKINGS

1.	Immediate Reporting Requirements

Each Obligor will furnish to the Agent full details of each of the following matters as soon as such Obligor becomes aware thereof:
(a)	(i) any material delay in such Obligor’s performance of its obligations to an account debtor, (ii) any assertion by any account debtor of any right of set-off, defence, counterclaim or similar right with respect to any Receivable, (iii) any information coming to its attention which may be materially adverse to the financial condition of any account debtor and (iv) any information coming to its attention which might lead the Agent to consider any Receivables as no longer constituting Eligible Receivables;

(b)	any return of only one particular item of Stock by an account debtor where that one item of Stock is faulty or defective and has a value in excess of £50,000 in one fiscal month.

(c)	any supplier who imposes retention of title clauses, other than any mentioned in a list provided for the purposes of Clause 19.12 (Retention of Title);

(d)	details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect.

(e)	any Quarantine Report as soon as it has been prepared.
2.	Daily Reporting Requirements
(a)	On the date of any Utilisation each Obligor will furnish to the Agent schedules of Receivables, collections and credits and Receivables which are (or are alleged by the account debtor to be) subject to any restriction on assignment or charge and in addition each Obligor shall use its reasonable efforts to furnish to the Agent on a daily basis such schedules of Receivables, collections and credits

(b)	Each Obligor will furnish to the Agent on a daily basis a report detailing outstanding BACS payments where the total is in excess of £100,000.

3.	Weekly Reporting Requirements

Each Obligor shall furnish to the Agent:
(a)	on a weekly basis:
(i)	a Purchase Request and details of any restriction on assignment or charge in respect of Receivables;

(ii)	a report detailing all Goods in transit and such report shall identify those Goods supported by bills of lading within the control of the Company or its UK agent;

(iii)	a report of the Personal Care Inventory; and
(b)	from 1 October of each year until 31 March of the next succeeding year, on a weekly basis the Company’s reserve and rebate accruals in a format acceptable to the Agent in its discretion.

(c)	Monthly Reporting Requirements
Each Obligor will furnish to the Agent (in a format acceptable to the Agent):
(a)	within 15 days of the end of each fiscal month or at such other times and with respect to such other periods as the Agent may require, a stock report in the form from time to time required by the Agent;

(b)	within 15 days of the end of each fiscal month or at such other times and with respect to such other periods as the Agent may require, full details (in such form as the Agent may from time to time require) of (i) all ageings of payables and Receivables with dated invoices, (ii) all Stock by category, location and supplier and (iii) a sales ledger control account and a reconciliation of the Blocked Accounts;

(c)	as soon as the same become available, but in any event within 30 days after the end of each fiscal month (and in each case in a format acceptable to the Agent) full individual and consolidated accounts for that period for itself and each Obligor, including Stock figures and valuations for that fiscal month, a breakdown of the value and identity of preferential creditors for that fiscal month and details of all input and output VAT;

(d)	together with the accounts referred to in (c) above, a certificate from a Director of the Company confirming that the Company was in compliance with the financial undertakings in paragraph (B) of this Schedule as at the date to which such accounts were made up.

(e)	upon its reasonable endeavours obtain confirmation from Salton Hong Kong Limited that any sums paid to Salton Hong Kong Limited have been paid to end suppliers for amounts owing by Salton Europe Limited.

(d)	Annual Reporting Requirements
The Company shall supply to the Agent:
(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:
(i)	its audited financial statements (consolidated where appropriate) for that financial year (other than in the case of the financial year ending 2005 where such accounts must be delivered prior to the end of April 2006); and

(ii)	the audited financial statements of each Obligor for that financial year;
(b)	together with the accounts referred to in (a) above, a certificate from its auditors confirming that the Company was in compliance with the financial undertakings in paragraph (B) of this Schedule as at the date to which such accounts were made up;

(c)	on each of the dates falling at 12 monthly intervals after the date of this Agreement
a.	a Property Valuation;

b.	an IP Valuation.
provided that so long as no Default has occurred, updates only of the previous Property Valuation or IP Valuation shall be undertaken. In respect of a Property Valuation, this shall include a visit to each site by a valuer and market research but shall not include any physical measurements of the relevant site unless there have been material physical changes to the property or the site itself since the last valuation or update which are likely to have a negative impact on the value shown in the previous valuation or update.
(e)	On Request and Other Reporting Requirements
Each Obligor will furnish to the Agent (in a format acceptable to the Agent) upon the Agent’s request and in any event semi-annually to that effect:
(a)	an appraisal of its Stock addressed to the Agent and in a form and prepared by an appraiser acceptable to the Agent; and

(b)	such further information regarding the financial condition, business, assets and operations of any Obligor as the Agent may reasonably request.

(f)	Reporting Requirements on Issue
Each Obligor will furnish to the Agent all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.

(g)	Provisions with respect to Stock, Receivables and Other Assets
(a)	If any Stock is returned to an Obligor by an account debtor or is the subject of a counterclaim the related Receivable will cease to be an Eligible Receivable.

(b)	Each Obligor undertakes to maintain complete, accurate and up to date debtor records (including transport documents evidencing that goods have been despatched and payment is due), and to allow to the Agent access to those records on request.

(c)	Each Obligor acknowledges that the Agent may take such steps as it may deem appropriate to verify the ownership, condition or any other matter relating to, any asset of such Obligor (whether by direct enquiry with account debtors or otherwise howsoever).

(d)	Each Obligor will (on one Business Day’s notice or, if an Event of Default is continuing immediately upon request) afford to the Agent or its nominee complete access to such Obligor’s premises during normal business hours for the purpose of inspecting, verifying and auditing the books, records and assets of such Obligor. Each Obligor will, on request, provide to the Agent or its nominee copies or extracts from such book or records as it may require.
4.	Provisions with respect To Receivables

With respect to the collection of Receivables, each Obligor undertakes with the Agent as follows:
(a)	it will collect and hold the proceeds of such Receivables as agent and trustee for the Agent and immediately pay all amounts so received into a Blocked Account (but pending such payment will not commingle such amounts with any other funds);

(b)	in complying with its obligations under (a) above, it will act as agent for the Agent on an undisclosed basis (except to the extent to which the Data Protection Act 1998 or any other legislation compels such Obligor to disclose the Agent’s interest to the debtor concerned);

(c)	if any account debtor makes a payment into any account which is not a Blocked Account, it will immediately (i) transfer the relevant amounts to a Blocked Account and (ii) direct the relevant account debtor to make future payments to a Blocked Account;

(d)	the payments and collections described in (a) and (b) above shall be carried out on a daily basis or (following a Default) at such other intervals as the Agent may require;

(e)	to the extent to which the Agent does not obtain title to any Purchased Receivable, it will hold such Receivable on trust for the Agent and deal with it in accordance with the other provisions of this paragraph 8;

(f)	it will not grant any credit, discount or similar allowance in respect of any Receivable except in the ordinary course of business in accordance with its normal policies or with the Agent’s consent; and

(g)	it will indemnify the Agent on demand against any liability incurred to any bank or person involved in the operation of a Blocked Account.
5.	Provisions with respect To Stock

With respect to its Stock, each Obligor undertakes with the Agent as follows:
(a)	it will at all times maintain perpetual stock records in the manner set out in the Appraisal, which shall accurately itemise and describe (i) the kind, type, quality and quantity of such Stock, (ii) the cost of such Stock and (iii) the daily additions to/withdrawals from such Stock;

(b)	it will conduct a physical count of such Stock ensuring each item is counted at least once a year and (if an Event of Default is continuing) at such other times as the Agent may require, and deliver to the Agent a report acceptable to it with respect to such count;

(c)	it will (except for sales of Stock in the ordinary course of business and movements of Stock previously approved by the Agent in writing) not remove any Stock from property controlled by it or from a public warehouse unless such removal is to and from property controlled by it;

(d)	it will produce, use, store and maintain its Stock with reasonable care and in accordance with all insurance requirements necessary to ensure continuance of insurance cover and to the best of its knowledge regulatory requirements;

(e)	other than pursuant to the Argos Terms or the Amazon Terms, it will not, without the Agent’s prior written consent, sell any Stock exceeding £100,000 on sale or return or similar terms;

(f)	it will keep the Stock in good and marketable condition and not (without the prior written consent of the Agent) accept any consignment stock.
6.	Provisions with respect to Financial Statements and Audit
Each set of financial statements delivered by the Company pursuant the provisions of this schedule shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up. The Company shall procure that all audited financial statements so delivered are (i) prepared by auditors who are ranked amongst the top 10 firms of auditors as assessed by the Institute for Chartered Accountants (ii) prepared in accordance with GAAP and using accounting principles and policies which are consistently applied.

7.	Definitions
“Eligible Receivables” means, at any time, any Receivables at such time which are evidenced by an invoice rendered by a Borrower to account debtors save for any Receivable which (in the opinion of the Agent):
(a)	does not arise from the actual and bona fide sale and delivery of goods or rendering of services in the ordinary course of the business of the relevant Borrower;

(b)	remains fully or partly unpaid after its Maturity Date or such longer period as may be agreed by the Agent;

(c)	is owing by a single account debtor if Receivables representing 50% or more of the aggregate balance owing by such account debtor to the Borrowers are not Eligible Receivables by reason of the operation of paragraph (b) above;

(d)	is owed by a director, officer, employee or Affiliate of any Obligor;

(e)	is the subject of an (alleged) counterclaim or set off to the extent of such (alleged) counterclaim or set off.

(f)	arises from or relates to a contract in respect of which (i) performance has not been completed by the relevant Borrower, (ii) no invoice has been rendered or (iii) the relevant Borrower is not entitled to effect an assignment;

(g)	involves an account debtor which is the subject of any winding up, administration or similar procedure indicative of insolvency;

(h)	other than in respect of Receivables arising pursuant to the Argos Terms or the Amazon Terms, involves an account debtor whose obligation to pay the Receivable is in any respect conditional or subject to any right of return, rejection or similar right;

(i)	is owed by an account debtor incorporated or resident outside the United Kingdom and is not credit insured under arrangements which are acceptable to the Agent in its complete discretion;

(j)	is owed by an account debtor whose total indebtedness to the Obligors exceeds any credit limit set by the Agent from time to time provided however that the Borrowers may from time to time provide evidence from a reputable credit insurer in relation to such account debtor showing that such credit insurance would be available above the credit limit set by the Agent; and

(k)	is affected by proceedings or actions which are threatened or pending against the relevant account debtors and which may result in any material adverse change in any such account debtor’s financial condition.

“Eligible Stock” means all Stock save for any Stock which, at any time and in the opinion of the Agent:
(a)	is obsolete, not in good condition or not currently usable or saleable in each case using the methods applied in the Appraisal for any analysis;

(b)	is slow-moving to the extent that such slow-moving Stock has a net value in excess of £2,000,000;

(c)	is held at third party premises without acceptable access arrangements for the Agent;

(d)	constitutes materials over which the Security Trustee does not have a valid first ranking fixed or floating charge under the Security Documents;

(e)	constitutes consumables used in a Borrower’s business or constitutes packaging or shipping materials;

(f)	constitutes damaged or defective materials;

(g)	is held by a Borrower as consignee for a third party;

(h)	is not the property of the relevant Borrower by virtue of retention of title or Romalpa provisions in favour of any person;

(i)	is spare parts or scrap;

(j)	is in transit outside property which is owned and controlled by any Obligor which is a warehouse approved by the Agent except in cases where they are (i) in transit between such properties or warehouse and the aggregate value of such Stock does not at any time exceed the sum of £100,000 or (ii) in transit to a an Obligor and the Agent has direct access to all originals of the bills of lading or other documents of title with respect to such Stock and has received all such other documents as the Agent requires to perfect its security and to obtain possession from any third party;

(k)	in the reasonable opinion of the Agent ought to cease to be Eligible Stock as a consequence of any legal or regulatory change; or

(k)	is located in a European Jurisdiction and where the conditions of Schedule 2 Part II (Additional Conditions Precedent for Lending in Relation to Stock in European Jurisdictions) have not been satisfied in relation to that Stock and that location.
(B)	FINANCIAL UNDERTAKINGS
1.1	The Company shall procure that:

The Fixed Charge Coverage Ratio in respect of any fiscal monthly period from the Effective Date of the Second Amendment and Restatement Agreement shall not be less than 1:1 and the first such test shall be on [31 December 2007] (such test shall be at the end of each fiscal month and based on the immediately preceding twelve months).

For the purposes of this Clause the following definitions shall apply:

“Add Backs” means:
(a)	exceptional items of £826,000 for June 2006, £150,000 for July 2006 and £40,000 for September 2006;

(b)	default interest of £35,000 for June 2006, £34,000 for July 2006, £32,000 for August 2006 and £34,000 for September 2006;

(c)	the Amendment Fee;

(d)	default interest and incidental fees in the nature of arrangement fees charged by the Agent on behalf of the Lenders under this Agreement (including in association with amendments or waivers under this Agreement);

(e)	professional or advisory fees charged by third parties engaged by the Agent (whether on behalf of the Lenders or in its capacity as Agent) in relation to the operation of the Facilities payable by the Company under the terms of this Agreement;

(f)	any expenses incurred after 1 October 2006 properly described as exceptional in accordance with GAAP; and

(g)	expenses ancillary to the completion of the Second Amendment and Restatement Agreement agreed between the Agent and the Company.
“Capex” means any expenditure or obligation arising out of the purchase of equipment or other assets of the Group which shall be treated as fixed or intangible in accordance with UK GAAP;

“EBITDA” means for any period the total consolidated Group profit for that period:
(a)	before talking into account all extraordinary profits and all exceptional profits;

(b)	before deducting corporation tax;

(c)	before taking into account interest accrued and other finance charges during that period, whether or not paid, deferred or capitalised;

(d)	before any amount attributable to amortisation of intangible assets and depreciation of tangible assets; and

(e)	excluding any costs incurred in connection with the Finance Documents.
“Fixed Charge Coverage Ratio” means:
EBITDA + Fixed Charge - Capex + Add Backs

Fixed Charge + Interest

“Fixed Charge” to include:
(a)	Lease payments;

(b)	scheduled term loan repayments;

(c)	dividends;

(d)	(excluding Interest) any other scheduled or fixed repayments not already taken into account in EBITDA.
“Interest” means any cost for any indebtedness incurred by any member of the Group.
1.2	If the Parties cannot agree whether an item should be added back to the definition of Fixed Charge as an exceptional item, then the Agent may refer the matter for final determination to an expert appointed by the President for the time being of The Institute of Chartered Accountants in England & Wales in accordance with the President’s Appointment Scheme. The Company shall indemnify the Agent for all costs of the referral to such expert.

PART I
ADDITIONAL REPORTING AND FINANCIAL UNDERTAKINGS FOR AN
ADDITIONAL OBLIGOR
REPORTING UNDERTAKINGS
1.	Daily Reporting Requirements

On the date of any Utilisation and in any event at least once a week to the extent of any Additional Obligor is a European Subsidiary, the Company or SEL will furnish to the Agent on a daily basis copies of all e-mails or other correspondence from the relevant European Subsidiary or requests for the release of any Stock to that European Subsidiary.

2.	Monthly Reporting Requirements

If a European Subsidiary becomes an Additional Borrower the relevant Obligor shall use all reasonable endeavours to furnish to the Agent at the end of each fiscal month a report that details the levels of creditors owed by Salton Hong Kong Limited for goods supplied to the relevant European Subsidiary.

SCHEDULE 4
PART 1
Forms of Request
Part I — Form of Purchase Request
[On letterhead of relevant Borrower]

Date:	●

To:	Burdale Financial Limited
(as Agent)
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Finance Director
Dear Sirs,
Facility Agreement dated [               ] December 2005 and made between Salton Holdings Limited, Salton Europe Limited, the Original Borrowers, the Original Guarantors and Burdale Financial Limited as agent and security trustee (the “Agent” and “Security Trustee”) (the “Facility Agreement”).
We refer to the Facility Agreement, terms defined in which have the same meaning when used in this Purchase Request.
1.	[We hereby offer to sell to the Agent all our present and future Receivables (during the continuance of the Facility Agreement) subject to the terms of the Facility Agreement (including in relation to the calculation of the Purchase Price). This offer shall be regarded as a single composite offer which may be accepted or rejected in its entirety but not in part only. Your acceptance of this offer shall be demonstrated in the manner set out in Clause 7.1 (Sale of Receivables) of the Facility Agreement]. [NB — PARAGRAPH TO BE INSERTED IN FIRST PURCHASE REQUEST ONLY].

2.	We wish to confirm our sale to the Lender, pursuant to the terms of our first Purchase Request, of the Receivables numbered ● amounting to £● details of which are set out in the attached Schedule, initialled on each page for the purposes of identification.

3.	We hold the invoices strictly to your order and agree to supply it, or a copy (certified by an officer of the relevant Borrower or otherwise as the Agent may from time to time approve) together with certified copies of relevant shipping documents in respect of such Receivables, and a copy of our irrevocable instructions to the account debtor to pay the full invoice amount of the relevant Receivable (without deduction, withholding or set off) on the Maturity Date to a Blocked Account, forthwith upon your request.

4.	We further confirm that the relevant Receivables referred to in this letter are readily identifiable from our books.
We confirm that no Default has occurred and is continuing or would result from the Lender purchasing the Receivables offered, no Availability Limit will be breached as a result of the Lender purchasing the Receivables offered and all the representations and warranties in Clause 19 (Representations and Warranties) of the Facility Agreement which are to be made or repeated as at the date of this Purchase Request are true and correct.
Yours faithfully
for and on behalf of
[Borrower]
SCHEDULE

Invoice No	Account Debtor	Invoice Date

PART II — Form of Cash Request
[On letterhead of relevant Borrower]

Date:	●

To:	Burdale Financial Limited
(as Agent)
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Finance Director
Dear Sirs,
Facility Agreement dated [               ] December 2005 and made between Salton Holdings Limited, Salton Europe Limited, the Original Borrowers, the Original Guarantors and Burdale Financial Limited as agent and security trustee (the “Agent” and “Security Trustee”) (the “Facility Agreement”).
We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Cash Request.
Pursuant to the terms of the Facility Agreement, we wish you to pay to us the sum of £● ([WRITE AMOUNT IN WORDS ALSO]) as follows:

(a)	Utilisation Date:	●

(b)	Payment Instructions:	Please credit the following account:

		Account Name:	●
		Bank:	● Bank plc
		Branch:	● Branch
		Account No:	●
		Sort Code:	●●-●●-●●
We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit would be breached by the making of the requested Utilisation and that all the representations and warranties in Clause 19 of the Facility Agreement (Representations and Warranties) which are to be made or repeated as at the date of this Cash Request are true and correct.
Yours faithfully
for and on behalf of
[Borrower]

PART III — Form of L/C Request
[On letterhead of relevant Borrower]

Date:	●

To:	Burdale Financial Limited
(as Agent)
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Finance Director
Dear Sirs,
Facility Agreement dated [               ] December 2005 and made between Salton Holdings Limited, Salton Europe Limited, the Original Borrowers, the Original Guarantors and Burdale Financial Limited as agent and security trustee (the “Agent” and “Security Trustee”) (the “Facility Agreement”).
We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this L/C Request.
We wish to have [state type of L/C] opened for our account under the Facility Agreement as follows:

(a)	Issue Date:	●

(b)	Expiry Date:	●

(c)	Requested Amount:	●

(d)	Beneficiary:	●

(e)	Beneficiary’s bank account:	●

(f)	Concerning:	[Reference the agreement under which the liability arises, describe its nature and quantify it]
We confirm that no Default has occurred and is continuing or would result from the requested Utilisation, no Availability Limit will be breached as a result of the requested Utilisation and all the representations and warranties in Clause 19 (Representations and Warranties) of the Facility
Agreement which are to be made or repeated as at the date of this L/C Request are true and correct.
Yours faithfully
for and on behalf of
[Borrower]

PART IV — Form of Forex Request
[On letterhead of relevant Facility Company]

Date:	●

To:	Burdale Financial Limited
(as Agent)
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Finance Director
Dear Sirs,
Facility Agreement dated [               ] December 2005 and made between Salton Holdings Limited, Salton Europe Limited, the Original Borrowers, the Original Guarantors and Burdale Financial Limited as agent and security trustee (the “Agent” and “Security Trustee”) (the “Facility Agreement”).
We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Forex Request.
We wish you to make available a Utilisation pursuant to the Revolving Credit Facility by executing a contract for the [sale/purchase] of Foreign Currency:

(a)	Spot/forward (Date):	●

(b)	Foreign Currency:	●

(c)	Amount:	●
We confirm that no Default has occurred and is continuing or would result from the requested Utilisation, no Availability Limit will be breached as a result of the requested Utilisation and that all the representations and warranties in Clause 19 (Representations and Warranties) of the Facility Agreement which are to be made or repeated as at the date of this Forex Request are true and correct.
Yours faithfully
for and on behalf of
[Borrower]

PART V — Form of Term Loan Request
[On letterhead of Company/●]

Date:	●

To:	Burdale Financial Limited
(as Agent)
53 Queen Anne Street
LONDON W1G 9HP

Attention:	Finance Director
Dear Sirs,
Facility Agreement dated [               ] December 2005 and made between Salton Holdings Limited, Salton Europe Limited, the Original Borrowers, the Original Guarantors and Burdale Financial Limited as agent and security trustee (the “Agent” and “Security Trustee”) (the “Facility Agreement”).
We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Request.
We wish to draw the [IP Loan] [and the] [Property Loan] as follows:

(a)	Amount:	IP Loan	£● ([AMOUNT IN WORDS])
		Property Loan	£● ([AMOUNT IN WORDS])

(b)	Utilisation Date:	IP Loan	●
		Property Loan	●

(c)	Payment Instructions:	[In each case, please][Please] credit the following account:

		Account Name:	●
		Bank:	● Bank plc
		Branch:	● Branch
		Account No:	●
		Sort Code:	●●-●●-●●
We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit will be breached by the making of the requested Utilisation and that all the representations and warranties in Clause 19 (Representations and Warranties) of the Facility Agreement which are to be made or repeated as at the date of this Term Loan Request are true and correct.
Yours faithfully
for and on behalf of
[the Company/●]

SCHEDULE 5
Part 1
Form of Accession Letter

To:	Burdale Financial Limited as Agent

From:	[Subsidiary]

and	[Company] (acting on behalf of itself and the other Obligors listed below).
Dated:
Dear Sirs
[Company] [List of other Obligors] (together the “Obligors”) — [               ] Facility Agreement
dated [               ] (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.3 (Additional Guarantors)] of the Agreement as if it had been an Original Borrower and/or an Original Guarantor (as the case may be). [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	[Subsidiary] acknowledges the effect of Clause 7.3(d) (Order of Application), clause (Application from Blocked Accounts) and Clause 10.3(b) (Revision of Order of Application) of the Agreement.

5.	The Company confirms that no Default has occurred or will occur as a result of the execution of this Accession Letter.

6.	The Company executes this Accession Letter on its own behalf and on behalf of all the other Obligors.

7.	This Accession Letter is governed by English law.

EXECUTED as a DEED by [COMPANY]	)
On behalf of itself and the other Obligors
referred to above.	)

EXECUTED as a DEED by [SUBSIDIARY]	)
)

SCHEDULE 5
Part 2
Form of Resignation Letter

To:	Burdale Financial Limited as Agent

From:	[Subsidiary]

and	[Company] (acting on behalf of itself and the other Obligors listed below).
Dated:
Dear Sirs
[Company] [List of other Obligors] (together the “Obligors”) — [               ] Facility Agreement
dated [               ] (the “Agreement”)
1.	We refer to the Agreement. This is a resignation letter. Terms defined in the Agreement have the same meaning in this resignation letter unless given a different meaning in this resignation letter.

2.	[Subsidiary] agrees to resign as a [Borrower]/[Guarantor] (the “Resigning Obligor”).

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	The Company confirms that no Default has occurred or will occur as a result of the execution of this resignation letter.

5.	Each Obligor other than the Resigning Obligor hereby confirms that its obligations under the Finance Documents, including its guarantee as set out in Clause 18 (Guarantee and Indemnity) are not discharged or otherwise affected by the resignation of the Resigning Obligor.

6.	This resignation letter is a Finance Document.

7.	This resignation letter is governed by and shall be construed in accordance with English law.
EXECUTED as a DEED by [RESIGNING OBLIGOR] )
EXECUTED as a DEED by [EACH OBLIGOR OTHER THAN THE RESIGNING OBLOIGOR] )
Acknowledged by
Burdale Financial Limited as Agent

EXECUTION PAGES

THE COMPANY

SIGNED for and on behalf of	)
SALTON HOLDINGS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

THE ORIGINAL BORROWERS

SIGNED for and on behalf of	)

SALTON HOLDINGS LIMITED	)

Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of

SALTON EUROPE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

THE ORIGINAL GUARANTORS

SIGNED for and on behalf of	)
SALTON HOLDINGS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
SALTON EUROPE LIMITED	)	.
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)		.
Attention: The Company Secretary	)

SIGNED for and on behalf of	)
PIFCO LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
HEADSTART LIMITED	)	.
Address: Failsworth, Manchester M35 0HS	)
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
OPTEC ELEMENTS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
MOUNTAIN BREEZE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
BEST PRODUCTS LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
RUSSELL HOBBS TOWER LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
HI-TECH INDUSTRIES LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
D.H. HADEN LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
CARMEN LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
PIFCO DISTRIBUTION LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
HI-TECH BATTERIES LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

SIGNED for and on behalf of	)
ESALTONEUROPE LIMITED	)
Address: Failsworth, Manchester M35 0HS	)	.
Fax No: 0161 682 1708)
Attention: The Company Secretary	)	.

THE AGENT

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)
Attention: Mr N Clark, Finance Director	)

THE SECURITY TRUSTEE

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)
Attention: Mr N Clark, Finance Director	)

THE ORIGINAL LENDERS

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)	.
Address: 53 Queen Anne Street, London W1G 9HP	)
Fax No: 020 7935 5445)		.
Attention: Mr N Clark, Finance Director	)
Commitment : £ [ ]

THE ORIGINAL LENDERS

SIGNED for and on behalf of	)
WACHOVIA BANK, NATIONAL ASSOCIATION	)
Address:1133 Avenue of the Americas, New York,	)
New York 10036)
Fax No: +212 545 4283

Attention: Portfolio Manager

Commitment: £[ ]